Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ARCHROCK SERVICES, L.P.,

Project Avengers 2026 Merger Sub, LLC,

HIVOLT ENERGY HOLDINGS, LLC

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

(in its capacity as the Unitholders’ Representative)

November 10, 2026

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

Table of Contents

Page

Article I DEFINITIONS AND CONSTRUCTION		2

1.1	Definitions	2
1.2	Rules of Construction	19

Article II THE MERGER		20

2.1	Merger	20
2.2	Effective Time; Closing	21
2.3	Effect of the Merger	21
2.4	Certificate of Formation	21
2.5	Limited Liability Company Agreement	21
2.6	Managers and Officers	21
2.7	Conversion of Company Units	21
2.8	Conversion of Merger Sub Units	22
2.9	No Dissenters’ Rights	22
2.10	Unitholders Payments; Letters of Transmittal.	22
2.11	Required Withholding	23

Article III CONSIDERATION AND CLOSING		24

3.1	Merger Consideration	24
3.2	Closing	24
3.3	Closing Deliveries	25
3.4	Merger Consideration Adjustment	27

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP		30

4.1	Organization; Good Standing; Qualification; Authority	30
4.2	Capitalization	31
4.3	No Conflicts; Consents and Approvals	32
4.4	Financial Statements	33
4.5	Absence of Changes	33
4.6	Compliance with Applicable Laws; Permits	33
4.7	Intellectual Property	34
4.8	Litigation	34
4.9	Real Property	35
4.10	Assets	36
4.11	Environmental Matters	36
4.12	Taxes	37
4.13	Contracts	40
4.14	Employment and Labor Matters	42
4.15	Employee Benefit Plans	43
4.16	Transactions with Affiliates	45
4.17	Insurance	45
4.18	Bank Accounts; Powers of Attorney	46

i

4.19	IT; Data Security	46
4.20	Customers and Suppliers	47
4.21	Surety Bonds and Credit	47
4.22	No Bankruptcy	47
4.23	Brokers’ Fees	47
4.24	Regulatory Status.	47
4.25	Anti-Corruption and Sanctions	48
4.26	No Other Representations or Warranties	49

Article V REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND MERGER SUB		49

5.1	Organization; Good Standing	49
5.2	Authority	49
5.3	No Conflicts; Consents and Approvals	50
5.4	Legal Proceedings	51
5.5	Acquisition as Investment	51
5.6	Financial Resources	51
5.7	Opportunity for Independent Investigation	51
5.8	Broker’s Commissions	51
5.9	No Bankruptcy	51
5.10	Foreign Person	52

Article VI COVENANTS		52

6.1	Interim Period Operations	52
6.2	Access of Buyer	55
6.3	Regulatory and Other Approvals.	57
6.4	Expenses	59
6.5	Tax Matters	60
6.6	Public Announcements	63
6.7	Further Assurances	63
6.8	R&W Policy	64
6.9	Confidentiality	64
6.10	Insurance Matters	65
6.11	Affiliate Services	66
6.12	Continuing Indemnification.	66
6.13	Retention of Books and Records	68
6.14	Employee Matters	69
6.15	Distributions	71
6.16	No Other Representations	72

Article VII BUYER’S CONDITIONS TO CLOSING		72

7.1	Representations and Warranties	72
7.2	Performance	73
7.3	Officer’s Certificate	73
7.4	Closing Deliverables	73
7.5	Orders and Laws	73
7.6	Consents and Approvals	73

7.7	Material Adverse Effect	73
7.8	Employment Offers	73
7.9	Restrictive Covenant Agreements; Subscription Agreements	73

Article VIII THE COMPANY’S CONDITIONS TO CLOSING		74

8.1	Representations and Warranties	74
8.2	Performance	74
8.3	Officer’s Certificate	74
8.4	Closing Deliverables	74
8.5	Orders and Laws	74
8.6	Consents and Approvals	74

Article IX TERMINATION		75

9.1	Termination Rights	75
9.2	Effect of Termination	76
9.3	Remedies	76
9.4	Return of Documentation	77

Article X MISCELLANEOUS		77

10.1	No Survival; Sole and Exclusive Remedy	77
10.2	Governing Law	77
10.3	Consent to Jurisdiction	78
10.4	Waiver of Jury Trial	78
10.5	Amendment and Modification	78
10.6	Waiver of Compliance; Consents	79
10.7	Notices	79
10.8	Assignment	80
10.9	Third Party Beneficiaries	80
10.10	Entire Agreement	80
10.11	Severability	80
10.12	Representation by Counsel	80
10.13	Exhibits and Disclosure Schedule	81
10.14	Counterparts	81
10.15	Privileged Communications	82
10.16	Certain Waivers	82
10.17	Affiliate Liability.	83
10.18	Specific Performance	83
10.19	Time is of the Essence	83
10.20	Designation of the Unitholders’ Representative	84
10.21	No Limitations on R&W Policy and Actual Fraud	86

Exhibits

Exhibit A	–	Form of Certificate of Merger
Exhibit B	–	Form of Escrow Agreement
Exhibit C	–	R&W Policy Commitment
Exhibit D	–	Form Letter of Transmittal
Exhibit E	–	Form of Paying Agent Agreement
Exhibit F	–	Forms of Employee Incentive Program Documents

Annexes

Annex 1	–	Illustrative Net Working Capital
Annex 2	–	Accounting Principles

Schedules

Schedule A-1	Restrictive Covenant Agreements
Schedule A-2	Employment Offers
Schedule A-3	Consulting Agreements
Schedule A-4	Subscription Agreements
Schedule 1.1(a)	Key Employees
Schedule 1.1(b)	Permitted Liens
Schedule 3.1(h)	Scheduled Items
Schedule 3.3(e)(vi)	Indebtedness to be Paid
Schedule 4.2(a)	Capitalization
Schedule 4.2(b)	Options, Warrants and Other Equity Interests
Schedule 4.2(e)	Member Ownership
Schedule 4.3	No Conflicts; Consents and Approvals
Schedule 4.4(a)(i)	Financial Statements
Schedule 4.4(a)(ii)	GAAP Exceptions
Schedule 4.4(c)	Indebtedness
Schedule 4.4(d)	Capital Expenditure Budget
Schedule 4.5	Absence of Changes
Schedule 4.6	Compliance; Material Permits
Schedule 4.7(a)	Intellectual Property
Schedule 4.8	Litigation
Schedule 4.9	Real Property
Schedule 4.10	Assets
Schedule 4.11	Environmental Matters
Schedule 4.12	Taxes
Schedule 4.13	Material Contracts
Schedule 4.14(a)	Business Employees
Schedule 4.15(a)	Business Employee Plans
Schedule 4.15(h)	Employee Benefit Plans
Schedule 4.16	Transactions with Affiliates
Schedule 4.17	Insurance
Schedule 4.18	Bank Accounts; Powers of Attorney

Schedule 4.20(a)	Material Customers
Schedule 4.20(b)	Material Suppliers
Schedule 4.21	Surety Bonds and Credit
Schedule 4.23	Brokers’ Fees
Schedule 4.24	Regulatory Status
Schedule 5.8	Broker’s Commission
Schedule 6.1	Interim Period Operations
Schedule 6.14(a)	Scheduled Employees
Schedule 6.14(e)	Employee Incentive Program

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 10, 2026 (the “Execution Date”), is made and entered into by and among Archrock Services, L.P., a Delaware limited partnership (“Buyer”), Project Avengers 2026 Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), HiVolt Energy Holdings, LLC, a Delaware limited liability company (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (solely in its capacity as the Unitholders’ Representative (as hereinafter defined)). Each of Buyer, Merger Sub, the Company and the Unitholders’ Representative is sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company directly or indirectly owns one hundred percent (100%) of the issued and outstanding Equity Interests in each of the Company Subsidiaries;

WHEREAS, upon the terms and subject to the conditions in this Agreement, Buyer, Merger Sub and the Company desire to merge Merger Sub with and into the Company in accordance with applicable Law, with the Company surviving the merger and continuing as the surviving company (the “Merger”);

WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Buyer;

WHEREAS, the board of managers (or the equivalent governing body) of each of Buyer, Merger Sub and the Company have (a) unanimously approved this Agreement and the consummation of the transactions contemplated herein, including the Merger, and deemed it advisable and in the best interests of their respective equityholders; (b) directed that this Agreement be submitted to their respective equityholders for adoption; and (c) recommended to their respective equityholders that this Agreement be adopted and the transactions contemplated by this Agreement, including the Merger, approved;

WHEREAS, concurrently with the execution of this Agreement, as a condition and material inducement to Buyer’s willingness to enter into this Agreement, (i) each of the Persons set forth on Schedule A-1 has executed and delivered to Buyer their respective Restrictive Covenant Agreement, (ii) each of the Persons set forth on Schedule A-2 has accepted their respective Employment Offer, (iii) each of the Persons set forth on Schedule A-3 has executed and delivered to Buyer a consulting agreement, and (iv) each of the Persons set forth on Schedule A-4 have executed and delivered to Buyer their respective Subscription Agreements, in each case of (i), (ii), (iii) and (iv), each of which are dated as of the date hereof and shall be contingent upon and become effective only upon the Closing;

WHEREAS, Buyer, acting as the sole equityholder of Merger Sub, has approved the Merger, this Agreement and the transactions contemplated hereby; and

WHEREAS, the Unitholders holding, in the aggregate, not less than the minimum number of votes required to approve the Merger in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the LLC Agreement have approved the Merger, this Agreement and the transactions contemplated hereby pursuant to a written consent, a copy of which has previously been provided to Buyer.

Confidential

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

1.1           Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the United States Securities Act of 1933.

“Accounting Firm” has the meaning given to it in Section 3.4(b).

“Accounting Principles” means the principles described on Annex 2.

“Actual Fraud” means (a) a Person intentionally made (i) a representation in Article IV or Article V of this Agreement (as qualified by the Schedules, but in each case in accordance with Section 10.13) that was false, with the Knowledge on the part of the Person making such representation that such representation was false when made, or (ii) a representation in any other Transaction Document that was false when made, with the actual knowledge (as opposed to imputed or constructive knowledge) of the Person making such representation that such representation was false, (b) the Person making such representation intended to induce another Person party to this Agreement to enter into or consummate the transactions contemplated by this Agreement or act upon such representation in justifiable reliance, (c) such Person party to this Agreement to whom such representation was made reasonably relied upon such representation (provided, that, for the avoidance of doubt, the parties hereto shall be deemed to each have reasonably relied on any and all representations set forth in Article IV, Article V and any Transaction Document), and (d) such Person to whom such representation was made suffered losses as a result of relying upon such representation. For the avoidance of doubt, “Actual Fraud” does not include constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or omission, promissory fraud or any fraud claim based on recklessness.

“Adjustment Escrow Amount” means $10,000,000.

“Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person. The Company Group shall be considered Affiliates of the Unitholders, as applicable, prior to and at Closing and Affiliates of Buyer after Closing. In this context “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Exchange Act) of one or both of the following: (i) (w) in the case of a corporation, more than fifty percent (50%) of the direct or indirect economic interest in the outstanding equity securities thereof; (x)  in the case of a limited liability company, partnership, limited partnership or venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions); (y) in the case of a trust or estate, including a business trust, more than fifty percent (50%) of the beneficial interest therein; and (z) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein; or (ii) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

“Agreement” has the meaning given to it in the Preamble.

“Anti-Corruption Laws” has the meaning given to it in Section 4.25(a).

“Assets” of any Person means all properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Authorized Action” has the meaning given to it in Section 10.20(d).

“Balance Sheet Date” means August 31, 2026.

“Base Purchase Price” has the meaning given to it in Section 3.1(a).

“Breaching Party” means a Party who, at the time in question, is in Willful Breach, if (but only if), at such time in question, all conditions precedent to the obligations of such Party to close the transactions contemplated by this Agreement as set forth in Article VII or Article VIII as applicable have been satisfied (or waived in writing by such Party) other than those conditions that can only be satisfied at the Closing, but subject to, with respect to Buyer, the Company, and with respect to the Company, Buyer, being ready, willing and able to satisfy such conditions at such time in question or would have been fulfilled or satisfied except solely due to the Willful Breach by such Party.

“Business” means the business of providing power and electrical infrastructure to industrial, manufacturing, mining, and data center customers and large power demand markets and related business activities, in each case, as conducted by any member of the Company Group in the twelve (12) months immediately preceding the Execution Date.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Business Employee Plans” means each Plan that is maintained, administered or contributed to, directly or indirectly, by the Company Group or an Affiliate of the Company Group (including, for the avoidance of doubt, HVE Operations) in which current or former Business Employees participate or are eligible to participate.

“Business Employees” has the meaning given to it in Section 4.14(a).

“Business Service Providers” has the meaning given to it in Section 4.14(a).

“Buyer” has the meaning given to it in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties of Buyer in Section 5.1 (Organization; Good Standing), Section 5.2 (Authority), Section 5.3(a) (No Conflicts; Consents and Approvals) and Section 5.8 (Broker’s Commissions).

“Buyer Group” has the meaning given to it in Section 10.17.

“Buyer Indemnitees” means the Buyer and its Affiliates (including, for the avoidance of doubt, after the Closing, the Company Group), and its and their respective current, future and former respective directors, managers, officers, employees, principals, direct and indirect stockholders and equity holders, partners, members, controlling Persons, Representatives, contractors and agents (or any similar position, role or title of any of the foregoing), and each of their respective successors and permitted assigns.

“CapEx Adjustment Amount” means an amount of dollars equal to the aggregate Capital Expenditures actually paid in cash by the Company Group during the period of time beginning at 12:01 a.m. Central Time on the Execution Date and ending at the Measurement Time; provided, that (a) such Capital Expenditures were incurred in accordance with and do not exceed, on a line-item basis, the amounts set forth in the Capital Expenditure Budget (unless Buyer has provided its prior written consent to any such excess), and (b) such Capital Expenditures are supported by reasonable documentation evidencing payment thereof.

“Capital Expenditure Budget” has the meaning given to it in Section 4.4(d).

“Capital Expenditures” means any capital expenditures with respect to or for the benefit of the Company Group in furtherance of construction, connection, development, completion or expansion of the Company Group or the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Cash” means, as of the Measurement Time, the aggregate amount of all cash and cash equivalents (including marketable securities), determined in accordance with the Accounting Principles, held by the Company Group, which shall be calculated net of issued but uncleared checks and drafts. “Cash” shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the applicable Person, except for (a) customer deposits; and (b) any restricted Cash to the extent the obligation giving rise to the restriction is not otherwise reflected in Net Working Capital.

“Certificate of Merger” has the meaning given to it in Section 2.2.

“Class A Units” has the meaning set forth in the LLC Agreement.

“Class B Units” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning given to it in Section 3.2.

“Closing Date” has the meaning given to it in Section 3.2.

“Closing Date Allocation Schedule” means a schedule prepared by the Company consistent with the Estimated Settlement Statement and dated as of the Closing Date setting forth, for each Unitholder: (a) such Unitholder’s name, physical address and e-mail address; (b) the amount to be paid to each such Unitholder at Closing pursuant to Section 2.7; and (c) the percentage of any Future Distribution Amounts payable in respect of the Class A Units or Class B Units held by each such Unitholder.

“Closing Date Working Capital” means the Net Working Capital as of the Measurement Time.

“Closing Merger Consideration” has the meaning given to it in Section 3.4(a).

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning given to it in the Preamble.

“Company Fundamental Representations” means the representations and warranties of the Company in Section 4.1 (Organization; Good Standing; Qualification), Section 4.2 (Capitalization), Section 4.3(a) (No Conflicts; Consents and Approvals), and Section 4.23 (Brokers’ Fees).

“Company Group” means, collectively, the Company together with the Company Subsidiaries.

“Company Insurance Policies” has the meaning given to it in Section 6.10(a).

“Company Subsidiaries” means, collectively:

(a)            HiVolt Power I, LLC, a Texas limited liability company;

(b)            HiVolt Power II, LLC, a Texas limited liability company;

(c)            HiVolt Power III, LLC, a Texas limited liability company;

(d)            HiVolt Power IV, LLC, a Texas limited liability company;

(e)            HiVolt Power V, LLC, a Texas limited liability company;

(f)             HiVolt Power VI, LLC, a Texas limited liability company;

(g)            HiVolt Equipment LLC, a Texas limited liability company;

(h)            HVE TX Infrastructure, LLC, a Texas limited liability company;

(i)             HiVolt Energy Texas, LLC, a Texas limited liability company;

(j)             HVE Maintenance, LLC, a Texas limited liability company;

(k)            HVE NM Infrastructure, LLC, a Texas limited liability company; and

(l)             HiVolt Energy NM, LLC, a Texas limited liability company.

“Company Subsidiary” means each of the Company Subsidiaries individually.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of April 17, 2026, by and between the Company and Buyer.

“Contract” means any agreement, lease, deed, license, note, evidence of indebtedness, indentures, joint venture, mortgage, security agreement, commitment, understanding, instrument or other legally binding arrangement, in each case, including any amendments thereof, whether written or oral, excluding any Permits.

“COTS” means commercially available, off-the-shelf software and software-as-a-service licensed on standard, non-negotiated terms.

“Creditors’ Rights” has the meaning given to it in Section 5.2.

“D&O Indemnified Persons” has the meaning given to it in Section 6.12(a).

“D&O Insurance” has the meaning given to it in Section 6.12(b).

“D&O Insurance Policy” has the meaning given to it in Section 6.12(b).

“D&O Insurance Reimbursement Amount” has the meaning given to it in Section 6.12(b).

“Distribution Principles” means the principles of distribution set forth in Section 5.2 of the LLC Agreement.

“DLLCA” has the meaning given to it in the Recitals.

“Domain Name Assignment Agreement” means a domain name assignment agreement, in form and substance reasonably acceptable to Buyer, duly executed by Josh Evans, pursuant to which all right, title and interest in and to the internet domain name set forth on Schedule 4.7(a), and all registrations thereof and goodwill associated therewith, are assigned to the Company or another member of the Company Group designated by Buyer, effective as of the Closing.

“Effective Time” has the meaning given to it in Section 2.2.

“Employee Incentive Program” has the meaning given to it in Section 6.14(e).

“Employment Offers” has the meaning given to it in Section 6.14(a).

“Environmental Laws” means any and all federal, state and local Laws pertaining to protection of the environment or the Release of Hazardous Materials, as in effect at or prior to the Effective Time, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Pipeline and Hazardous Materials Safety Act, the Occupational Safety and Health Act as it relates to prevention of or protection of the public or workers from Releases of Hazardous Materials, the Texas Solid Waste Disposal Act, the Texas Clean Air Act, the Texas Water Code, and the Texas Utilities Code as it relates to the prevention of Releases of Hazardous Materials, and any and all state and local Laws regulating matters similar to the foregoing.

“Environmental Permits” means any Permit issued pursuant to Environmental Laws.

“Equity Interests” means capital stock, partnership, limited liability company, or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERCOT” means the Electric Reliability Council of Texas, Inc. and any successor agency thereto.

“ERCOT Protocols” means the document adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time, that contains the scheduling, operating, planning, reliability, and settlement (including registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT. The version of the ERCOT Protocols in effect at the time of the performance or non-performance of an action shall govern with respect to that action.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company or any of its Affiliates for purposes of Sections 414(b), (c), (m) or (o) of the Code; provided, however, that an ERISA Affiliate of the Company shall not include any Person that is not a member of a parent-subsidiary group of trades or businesses that includes the Company.

“Escrow Account” means the escrow account set up to hold the Adjustment Escrow Amount in accordance with the Escrow Agreement.

“Escrow Agent” means JP Morgan Chase Bank, N.A., or any successor thereto.

“Escrow Agreement” has the meaning given to it in Section 3.3(e)(i).

“Estimate Variance” has the meaning given to it in Section 3.4(a).

“Estimated Settlement Statement” has the meaning given to it in Section 3.4(a).

“EWG” means an “exempt wholesale generator” within the meaning of Section 1262(6) of PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Excess Amount” has the meaning given to it in Section 3.4(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Execution Date” has the meaning given to it in the Preamble.

“Executive” means Josh Evans, Jeremy Bishop, Tyler Beard, Andy Deck, and Parker Gregg.

“Federal Power Act” means the Federal Power Act, 16 U.S.C. §791a et seq., as amended, and all regulations promulgated thereunder by FERC.

“FERC” means the Federal Energy Regulatory Commission and any successor agency thereto.

“Final Merger Consideration” has the meaning given to it in Section 3.4(b).

“Final Merger Consideration Determination Date” has the meaning given to it in Section 3.4(b).

“Final Settlement Statement” has the meaning given to it in Section 3.4(b).

“Financial Statements” has the meaning given to it in Section 4.4(a).

“Future Distribution Amount” means any amounts to be distributed to the Unitholders from and after the Closing pursuant to this Agreement, including Section 3.4, or the Escrow Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any applicable federal, state, local or foreign government (or department thereof) authority, agency, board, commission, regional transmission organization, independent system operator (including ERCOT), arbitrator, court or tribunal of competent jurisdiction or other governmental, or regulatory authority or instrumentality (including the PUCT and RRC).

“Hazardous Materials” means each substance designated or classified as an industrial hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or dangerous, flammable, ignitable, corrosive, reactive, or toxic substance under any Environmental Laws.

“Hired Employee” has the meaning given to it in Section 6.14(a).

“HiVolt Power Entities” means, collectively:

(a)            HiVolt Power I, LLC, a Texas limited liability company;

(b)            HiVolt Power II, LLC, a Texas limited liability company;

(c)            HiVolt Power III, LLC, a Texas limited liability company;

(d)            HiVolt Power IV, LLC, a Texas limited liability company;

(e)            HiVolt Power V, LLC, a Texas limited liability company; and

(f)             HiVolt Power VI, LLC, a Texas limited liability company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Approval” means the expiration or termination of the applicable waiting period, and any extension thereof, applicable to this Agreement under the HSR Act.

“HVE Operations” means HVE Operations, LLC, a Delaware limited liability company.

“ICA” means the Interstate Commerce Act, as amended and as implemented by FERC pursuant to 49 U.S.C. Section 60502.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums and fees and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP, penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from the Company Group in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, but only to the extent drawn or called prior to the Closing, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of indebtedness of others, (f) all Pre-Closing Taxes, (g) the accrued amount of any annual cash incentive compensation for any Business Employee for the fiscal year in which the Closing occurs, to the extent unpaid as of Closing, and (h) all obligations under any capital lease that are required by GAAP to be recorded as a capital or finance lease as of the date hereof; provided, that lease obligations and other similar arrangements conveying the right to use that are required to be classified under GAAP as a liability (including pursuant to Accounting Standards Update, Leases (Topic 842)) shall not be considered Indebtedness to the extent included in Net Working Capital; and provided further that Indebtedness shall not include (i) accounts payable to trade creditors or accrued expenses arising in the ordinary course of business and included in the calculation of Net Working Capital, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, (iii) Indebtedness incurred by Buyer and its Affiliates on the Closing Date, or (iv) liability under any Contract, agreement or other arrangement between any Company Group member, on the one hand, and Buyer or any of its Affiliates, on the other hand.

“Indebtedness Schedule” means Schedule 3.3(e)(vi) setting forth the Indebtedness to be paid, or caused to be paid, by Buyer pursuant to Section 3.3(c), which schedule shall be updated prior to the Closing, as applicable, to set forth (a) the names of all Persons entitled to receive such payments, (b) the amount of all such payments and (c) the wire account information with respect to each such payment.

“Inside Date” means January 4, 2027.

“Integration Discussions” has the meaning given to it in Section 6.2(a).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) trademarks, service marks, trade names, service names, trade dress, logos, internet domain names and other identifiers of source, including all applications for registration or issuance of any of the foregoing, whether domestic or foreign, and all goodwill associated with the foregoing; (b) patents, patent applications (and patents issued thereon) and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (c) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), moral rights, mask work rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, methodologies, proprietary rights, technology, improvements, know-how, technical and business information; (e) the right to sue and collect damages for any past infringement of any of the foregoing; and (f) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection.

“Intended Tax Treatment” has the meaning given to it in Section 6.5(f).

“Interests” has the meaning given to it in Section 4.2(a).

“Interim Period” has the meaning given to it in Section 6.1(a).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means (a) all computing and/or communication systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems, (b) all software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases, and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Key Employees” mean the individuals set forth on Schedule 1.1(a).

“Knowledge” when used in a particular representation or warranty in this Agreement (a) with respect to the Company, the actual knowledge of Josh Evans, Jeremy Bishop, Andy Deck and Tyler Beard after reasonable inquiry of the direct reports of each such person, and (b) with respect to Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of Paul Burkhart and Mohit Singh, in each case after reasonable inquiry of such Person’s direct reports.

“Laws” means any and all applicable laws, statutes, treaties, constitutions, rules, treaty, common law, judgment, decree, regulations, ordinances, codes (including the Code), Orders, and other pronouncements of or adopted or ratified by any Governmental Authority (including applicable consent decrees or directives issued by a Governmental Authority), or other requirement having the effect of law.

“Letter of Transmittal” has the meaning given to it in Section 2.10(b).

“Lien” means any mortgage, pledge, lien, charge, encumbrance, financing statement, hypothecation, security interest, easement, plat restriction or deed restriction.

“LLC Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of July 29, 2022, as amended pursuant to that certain First Amendment to Amended and Restated Operating Agreement, dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time).

“Loan Agreement” means that certain Loan and Security Agreement dated as of November 8, 2024, by and among the Company, Vertex Investment Holdings, LLC, as lender, and the other parties listed on the signature pages attached thereto, as amended by the First Amendment to Loan and Security Agreement dated as of October 16, 2025 (as further amended, restated, supplemented or otherwise modified from time to time), including all documents and instruments contemplated therein.

“Lookback Period” means the period commencing on the date that is three (3) years prior to the Execution Date and ending on the Closing Date (or, if earlier, the date as of which the applicable representation or warranty is made or deemed made).

“Material Adverse Effect” means (a) when used with respect to the Company Group, any event, change, occurrence, fact, circumstance, development or effect (whether or not foreseeable or known as of the date of the Closing or covered by insurance) that has had, or would reasonably be expected to have, a material adverse effect on the assets, Real Property, liabilities, business, operations, results of operations or financial condition of the Company Group taken as a whole, or (b) when used with respect to the Company, any event, change, occurrence, fact, circumstance, development or effect (whether or not foreseeable or known as of the date of the Closing or covered by insurance) that has, or would reasonably be expected to prevent, materially delay or materially impede the consummation of the Closing by the Company, but excluding (in the case of clause (a) hereof) any of the foregoing resulting, individually or in the aggregate, from (i) general economic, financial and credit conditions, whether international, national, regional, state, provincial or local, (ii) changes or conditions in financial or securities markets and interest and exchange rates, (iii) the negotiation, execution, delivery or performance of or compliance with this Agreement and the other Transaction Documents or the announcement of this Agreement and the other Transaction Documents or the pendency of the transactions contemplated hereby or thereby, (iv) changes (including the escalation or worsening thereof) in political conditions, civil unrest or political instability, including protests, riots, demonstrations, public disorders, acts of war, acts of terrorism, sabotage, or cyberattacks, (v) any epidemics, pandemics or disease outbreaks or any worsening of epidemics, (vi) acts of God, including any hurricane, volcanic activity, tsunami, flood, tornado, mudslide, wild fire, earthquake or other natural disaster, (vii) any change in applicable Laws or accounting requirements or principles imposed upon the Company Group, the Real Property, or the Business, including GAAP, or the interpretations thereof by any Governmental Authority, or with respect to applicable Laws, any change in general regulatory conditions, including any change in the rules, regulations, protocols, standards, policies, directives, orders, guidelines or requirements of ERCOT, the PUCT, or the RRC, (viii) any change in the credit rating and/or outlook of the Company Group or any of their respective securities, (ix) any failure of the Company Group to meet any internal or external budgets, plans, projections, predictions or forecasts or any estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, (x) any action taken or omitted to be taken by any Company Group member that is required by this Agreement or taken or omitted at the written request or with the written consent of Buyer, or any failure to take any action prohibited by this Agreement for which Buyer withheld its consent, or (xi) any breach by Buyer or Merger Sub of this Agreement or any other Transaction Document, except, in the case of clauses (i), (ii), (iv), (v), (vi), and (vii) above, to the extent that any such effect, change, event, condition or occurrence has a materially disproportionate and adverse effect on the business of the Company Group, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Company Group operates in the ordinary course of business, only the incremental disproportionate and adverse effect on the business of the Company Group may be taken into account in determining whether there has been a Material Adverse Effect.

“Material Contracts” has the meaning given to it in Section 4.13(a).

“Material Customers” has the meaning given to it in Section 4.20(a).

“Material Permits” has the meaning given to it in Section 4.6.

“Material Suppliers” has the meaning given to it in Section 4.20(b).

“Measurement Time” means 11:59 p.m. Central Time on the day immediately prior to the Closing Date.

“Merger” has the meaning given to it in the Recitals.

“Merger Consideration” has the meaning given to it in Section 3.1.

“Net Working Capital” means, as of a particular date or time, (a) the sum of the current assets of the Company Group (other than Cash) less (b) the sum of the current liabilities of the Company Group (excluding (i) any Indebtedness of the Company Group, and (ii) any Transaction Expenses), in each case, as illustrated on and specifically including the line items listed on Annex 1 and in each case, determined in accordance with the Accounting Principles. Notwithstanding anything in this Agreement to the contrary, all deferred Tax assets and deferred Tax liabilities will be excluded from the calculation of Net Working Capital. For illustrative purposes only, attached as Annex 1 is a sample calculation of Net Working Capital prepared by the Parties as of September 30, 2026.

“New Hire Requirements” has the meaning given to it in Section 6.14(a).

“Non-Recourse Party” has the meaning given to it in Section 10.17.

“Objection Notice” has the meaning given to it in Section 3.4(b).

“Order” means any order, writ, judgment, preliminary or permanent injunction, stipulation, determination, award or other legally enforceable requirement issued, made, rendered, entered or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Outside Date” means the date that is one hundred twenty (120) days after the Execution Date; provided, however, that, (a) if the Closing shall not have occurred on or prior to such date and all conditions to Closing set forth in Article VII and Article VIII, other than the conditions set forth in Section 7.6 or Section 8.6 shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date) or (b) if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date because a Governmental Authority has made a request for additional information or documentary material relevant to the transactions contemplated by this Agreement or the other Transaction Documents after the initial filings as may be required by the HSR Act, then in either case, the Outside Date will automatically be extended by additional fourteen (14) day periods up to an aggregate one hundred twenty (120) days after the original Outside Date, or such later date as may be extended by mutual written agreement of the Parties.

“Owned Intellectual Property” means all Intellectual Property owned by the Company Group and used in the Business.

“Party” and “Parties” have the meanings given to them in the Preamble.

“Pass-Through Tax Return” means each income Tax Return filed or required to be filed by the Company if (a) the Company is treated as a partnership, pass-through or flow-through entity for purposes of such Tax Return, and (b) the income, gain, losses, deductions or other tax items reflected on such income Tax Return are allocated to, and reflected on the Tax Returns of, the Unitholders (or the regarded owner of a Unitholder) and the related Tax is paid by the Unitholders (and not the Company).

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Paying Agent Agreement” has the meaning given to it in Section 3.3(e)(ii).

“Payoff Letters” has the meaning given to it in Section 3.3(e)(vi).

“Permits” means all permits, licenses or authorizations from any Governmental Authority.

“Permitted Lien” means, as to the Company Group, (a) any Lien for Taxes not yet due and payable, not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP by the Company Group, (b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or payable or which is being contested in good faith by or on behalf of any member of the Company Group, (c) all matters expressly set forth in any recorded easement, right of way, declaration, restrictive covenant, reciprocal easement agreement, title commitment, title policy or other recorded instrument affecting such Real Property, in each case that has been made available to Buyer, and all matters that are disclosed in the deed or instrument conveying any other property of the Company Group that have been made available to Buyer, (d) purchase money Liens and Liens securing rental payments under capital lease arrangements, (e)  with respect to Real Property, (i) zoning, entitlement, building, planning and other similar limitations, restrictions and land use regulations and all rights of any Governmental Authority to regulate such Real Property, (ii) covenants, terms, conditions, exceptions, restrictions, limitations, easements and other similar matters that would be disclosed by an inspection or accurate survey of any parcel of Real Property, (iii) any easement, encroachment, restriction, right-of-way, restrictive covenants, protrusions and any other similar charges or encumbrances, defects and other irregularities in title that do not materially impair the current use, occupancy or value of the specific Real Property subject thereto, and (iv) Liens affecting a landlord’s interest in any of the leased Real Property or otherwise arising from the provisions of such leases and deposits to secure performance thereunder, but in each case that would not reasonably be expected to materially impair or undermine the use and enjoyment of any underlying property, (f)  the terms and conditions of the Permits or the Contracts of the Company Group, (g) pledges and deposits made in the ordinary course of business under workers’ compensation legislation, unemployment insurance Laws and other similar Laws, or to secure public or statutory obligations or appeal bonds arising or incurred in the ordinary course of business, (h) Liens arising from restrictions under securities Laws and contained in the Organizational Documents of the Company Group, (i) Liens created by the Buyer or its Affiliates or their respective successors or assigns, including by any examination or inspection of the Company Group’s Assets, or otherwise consented to in writing by such Persons, (j) any Lien to be released, waived or otherwise terminated at or prior to Closing, (k) lessor’s, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar statutory Liens arising or incurred in the ordinary course of business, securing obligations that are not delinquent or that are being contested in good faith and, if filed of record against any Real Property, have been bonded, discharged, or otherwise released in accordance with applicable Law, (l) Liens arising out of judgments or awards so long as an appeal or other appropriate Proceeding for review and release of such Lien is being prosecuted in good faith and adequate reserves have been established with respect to such Lien in accordance with GAAP, and (m) the other matters specifically identified on Schedule 1.1(b).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“PGC” means a power generation company, as defined in Section 31.002(10) of the Texas Utilities Code and 16 T.A.C. § 25.5(82).

“Plan” means (a) all “employee benefit plans” as defined in Section 3(3) of ERISA (including “multiemployer plans” within the meaning of Section 3(37) of ERISA) and (b) any other agreement, arrangement, plan, program, policy, understanding or arrangement, qualified or non-qualified, written or oral, funded or unfunded, that involves any (i) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, simple retirement account (as described in Code Section 408(p)), stock purchase, phantom stock, incentive plan, stock or equity-based compensation, stock appreciation, change-in-control, retention, or loan benefits; (ii) welfare or "fringe" benefits, including vacation, holiday, severance, redundancy, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts, paid time off, collective bargaining, fringe benefit, or other benefits; or (iii) employment, consulting, engagement, retainer or golden parachute plan, program, policy, agreement or arrangement.

“Pre-Closing Objection Notice” has the meaning set forth in Section 3.4(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means an amount (which amount may not be less than zero in any jurisdiction) equal to the aggregate amount for unpaid Taxes of or payable by the Company and each Company Subsidiary for all Pre-Closing Tax Periods. The amount of “Pre-Closing Taxes” shall be determined (i) on an entity-by-entity basis or group-by-group basis, as applicable (i.e., deductions and losses of one Person may not be used to offset taxable income and gain of another Person unless such offset actually reduces the taxable income or gain or Taxes of such other Person, including if one Person is “disregarded”, or both such Persons are part of the same affiliated, combined, consolidated, aggregate, unitary or similar group for purposes of calculating such taxable income or gain), (ii) in a manner consistent with the past custom and practice in preparing the Company’s and the Company Subsidiaries’ Tax Returns with respect to the applicable Tax (except as otherwise required by applicable Law), (iii) by excluding any accruals or reserves established or required to be established under GAAP for any contingent Taxes, with respect to any uncertain Tax positions or for any deferred Tax liabilities, (iv)  by taking into account any estimated, prepaid, or overpaid Taxes for any Pre-Closing Tax Period made by the Company or a Company Subsidiary prior to the Closing, in each case, to the extent actually available under applicable Law to reduce the applicable Tax liability, (v) by including, without duplication, in taxable income any prepaid amounts received and deferred revenue accrued prior to the Closing, but only to the extent (x) not otherwise included in taxable income in the applicable Pre-Closing Tax Period, and (y) such deferred revenues or prepaid amounts are not included as a current liability or otherwise reduced or offset in Net Working Capital, in Indebtedness, or otherwise as a reduction for purposes of computing the Final Merger Consideration, (vi) by taking into account the transactions contemplated by this Agreement (except such portion of Transfer Taxes allocated to Buyer as provided in Section 6.5(c)), (vii) by taking into account all Transaction Expenses in Pre-Closing Tax Periods that are deductible at a “more likely than not” or higher standard, (viii) on a jurisdiction-by-jurisdiction basis, such that the aggregate amount of Taxes is the sum of the amount determined for each such jurisdiction, (ix) in the case of any Straddle Period, in the manner set forth in Section 6.5(b), and (x) excluding any Taxes incurred on the Closing Date after the Effective Time outside the ordinary course of business. For the avoidance of doubt, the Pre-Closing Taxes in the aggregate or for any type of Tax in any jurisdiction cannot be an amount below zero.

“Privileged Communications” has the meaning given to it in Section 10.15.

“Proceeding” means any complaint, lawsuit, action, suit, appeal, charge, claim, demand, investigation, litigation, or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority.

“PTET Election” means any election under applicable state or local income Tax Law by or with respect to the Company pursuant to which the Company will incur or otherwise be liable for any state or local income Tax liability under applicable state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect beneficial owners of the Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“PUCT” means the Public Utility Commission of Texas and any successor agency thereto.

“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451 et seq. (2018) and the regulations of FERC thereunder at 18 C.F.R. §§ 366.1, et seq.

“PURA” means the Public Utility Regulatory Act, TEX. UTIL. CODE §§ 11.001 et seq., and the regulations of the PUCT thereunder.

“R&W Insurer” means the insurer or insurers issuing the R&W Policy.

“R&W Policy” means the buyer-side representations and warranties insurance policy, to be purchased and bound by Buyer at or prior to the Closing in accordance with the R&W Policy Commitment, with the costs and expenses thereof to be borne equally by Buyer and the Company as set forth in Section 6.8, subject to the limitations expressly set forth in the definition of “Transaction Expenses”.

“R&W Policy Commitment” means the conditional binder and commitment attached hereto as Exhibit C.

“R&W Policy Expenses” has the meaning set forth in Section 6.8.

“Real Property” means the real property owned in fee or leased, used or held for use by a Person.

“Real Property Leases” has the meaning given to it in Section 4.9(b).

“Registered Intellectual Property” means all patents, patent applications, trademark registrations, trademark applications, copyright registrations, copyright applications, and domain names issued by a Governmental Authority and owned by the Company Group and used in the Business.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing.

“REP” means a retail electric provider, as defined in Section 31.002(17) of the Texas Utilities Code and 16 T.A.C. § 25.5(114).

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, authorized agents, counsel, accountants, financial advisers and consultants.

“Restrictive Covenant Agreements” means those certain restrictive covenant agreements dated as of the date hereof by and between the Company and each of the Persons set forth on Schedule A-1.

“Review Period” has the meaning given to it in Section 3.4(b).

“RRC” means the Texas Railroad Commission and any successor agency thereto.

“Scheduled Employees” has the meaning set forth in Section 6.14(a).

“Schedules” means the disclosure schedules prepared by the Company and attached to this Agreement.

“Section 754 Election” has the meaning given to it in Section 6.5(a)(i).

“Seller Parties” means the Unitholders and each of their respective former, current, or future direct or indirect equityholders, Affiliates, representatives, successors or permitted assigns.

“Shortfall Amount” has the meaning given to it in Section 3.4(d).

“Start Date” has the meaning given to it in Section 6.14(a).

“Straddle Period” means any Tax period (or portion thereof) that begins on or before and ends after the Closing Date.

“Submission” has the meaning given to it in Section 3.4(b).

“Subrogation Waiver Provision” has the meaning given to it in Section 6.8.

“Subscription Agreements” means those certain subscription agreements dated as of the date hereof by and between Archrock, Inc. and each of the Persons set forth on Schedule A-4.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the Equity Interests of such Person).

“Surviving Company” has the meaning given to it in Section 2.1.

“Target Net Working Capital” means $18,000,000.

“Taxes” means all taxes, charges, fees, imposts, levies, tariffs or other assessments or fees in the nature of a tax, including income, gross receipts, corporate, capital, capital stock, windfall profits, excise, severance, property, sales, use, turnover, employment, payroll, occupation, unemployment, social security, disability, withholding, real property, personal property, lease, escheat, unclaimed or abandoned property, environmental (including any tax imposed by Section 59A of the Code), transfer, stamp, registration, premium, value added, alternative or add-on, franchise, estimated and other taxes of any kind (and however denominated), deductions, withholdings and customs duties, imposed by any Governmental Authority, whether disputed or not, and including any interest, penalty, fine or addition imposed with respect thereto.

“Tax Proceeding” has the meaning given to it in Section 6.5(d).

“Tax Return” means any return, report, rendition, election, declaration, claim for refund, statement, information return or other document (including any related or supporting information, supplement, attachment or schedule thereto, or amendment thereof) filed with, supplied to or required to be filed with or supplied to any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes (in each case, whether in written, electronic or other form).

“Transaction Consideration” means the sum of the Closing Merger Consideration, plus the aggregate of all Future Distribution Amounts.

“Transaction Document” means each of this Agreement, the Escrow Agreement, the Certificate of Merger, the Letters of Transmittal, the Paying Agent Agreement, the Restrictive Covenant Agreements, the Subscription Agreements, the Domain Name Assignment Agreement, the Employee Incentive Program Documents and each other agreement, certificate, document and instrument contemplated by or required to be executed and delivered in accordance with this Agreement.

“Transaction Expenses” means, without duplication of any amounts included in the definition of Indebtedness or the current liabilities for purposes of the calculation of Net Working Capital, in each case to the extent unpaid as of the Closing, (a) all investment banking fees, costs and expenses and legal fees, costs and expenses incurred by the Company Group in connection with the preparation for, negotiating or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (b) any transaction, retention, or change in control bonus in connection with the transactions contemplated by this Agreement, or similar compensatory amounts payable to any employees or service providers of the Company Group that become payable by any Company Group member pursuant to an agreement with such Company Group member or any of their respective Affiliates (other than Buyer) solely as a result of the consummation of the transactions contemplated hereby (including, in each case, the employer’s share of any Tax withholding and any gross-up or similar payments for another Person’s Taxes required to be paid in connection therewith) (but excluding any post-Closing liabilities arising as a result of actions taken by Buyer or its Affiliates after the Closing), (c) fifty percent (50%) of the fees of the Escrow Agent, (d) fifty percent (50%) of the fees of the Paying Agent, (e) fifty percent (50%) of the costs and expenses relating to the D&O Insurance Policy, (f) fifty percent (50%) of the R&W Policy Expenses, and (g) fifty percent (50%) of all statutory filing fees associated with filings under the HSR Act; provided, that, in no event shall Transaction Expenses include (i) any payments made or required to be made by, or at the direction of, Buyer or any of its Affiliates, or (ii) any expenses of, or expenses initiated at the request of, Buyer or any of its Affiliates.

“Transfer Taxes” has the meaning given to it in Section 6.5(c).

“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

“Unitholder” means each holder of record of Class A Units and Class B Units.

“Unitholder Percentage” means, with respect to each Unitholder, the result, expressed as a percentage, of (a) the aggregate dollar amount of the Transaction Consideration actually received by such Unitholder, divided by (b) the aggregate amount of the Transaction Consideration.

“Unitholders’ Representative” has the meaning given to it in Section 10.20(a).

“Unitholders’ Representative Holdback” means $2,000,000.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or similar state law.

“Willful Breach” means, with respect to either Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article VII or Article VIII, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur); provided that, notwithstanding anything to the contrary in this Agreement, in no event shall a Party be in “Willful Breach” if, with respect to the Company, Buyer, or with respect to Buyer, the Company, is in material breach of this Agreement at the time this Agreement is terminated.

“Withholding Agent” has the meaning given to it in Section 2.11.

1.2            Rules of Construction.

(a)            The exhibits, annexes and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified.

(b)            The headings preceding the text of articles and sections included in this Agreement and the headings to the Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Unless expressly provided to the contrary, the word “or,” “either” or “any” shall not be exclusive. The word “threatened” shall be deemed to be followed by the words “in writing”.

(d)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements, including the Accounting Principles.

(f)             Any reference herein to any Law, statute, rule or regulation shall be construed as referring to such Law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect as of the Execution Date and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law. Any reference herein to any Contract or other agreement or instrument means such Contract or other agreement or instrument as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent.

(g)            Unless otherwise indicated, with respect to the Company Group, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Company Group.

(h)            The phrase “made available” or “provided to” or similar phrases in respect of documents being made available or provided to Buyer means that any of Buyer, its Affiliates or its Representatives has had the reasonable opportunity at least two (2) Business Days prior to the Execution Date to access and review such documents electronically by virtue of the electronic data room established by the Company or its Representatives in connection with the transactions contemplated hereby (the “Data Room”).

(i)             Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II
THE MERGER

2.1            Merger. Subject to and upon the terms and conditions of this Agreement and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company in the Merger, is hereinafter sometimes referred to as the “Surviving Company.” As a result of the consummation of the Merger and the other transactions contemplated herein, the Surviving Company will be a Subsidiary of Buyer.

2.2            Effective Time; Closing. At the Closing, the Company and Buyer and Merger Sub shall cause a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DLLCA to complete the Merger. The Certificate of Merger shall provide that the Merger shall become effective at 12:01 a.m. (Central Time) on the Closing Date, or at such other time as Buyer and the Company shall agree in writing and shall specify in the Certificate of Merger (the “Effective Time”).

2.3            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, from and after the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.4            Certificate of Formation. By virtue of the Merger, the certificate of formation of Merger Sub in effect at the Effective Time shall be the certificate of formation of the Surviving Company immediately after consummation of the Merger, until amended in accordance with applicable Law, except that the name of the Surviving Company shall be “Archrock Power, LLC”.

2.5            Limited Liability Company Agreement. By virtue of the Merger, the limited liability company agreement of Merger Sub in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company immediately after the consummation of the Merger, except that the name of the Surviving Company shall be “Archrock Power, LLC”.

2.6            Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the managers and officers of Merger Sub at the Effective Time shall be the managers and officers, as applicable, of the Surviving Company and will serve as the initial managers and officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.7            Conversion of Company Units. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of the Unitholders, the following shall occur:

(a)            Each Class A Unit and each Class B Unit issued and outstanding immediately prior to the Effective Time (other than any Class A Units or Class B Units to be cancelled pursuant to Section 2.7(b), if any) shall automatically be cancelled and extinguished and shall automatically be converted into the right to receive an amount in cash, without interest, equal to the following, subject to the withholding obligations in Section 2.11:

(i)             a portion of the Closing Merger Consideration as set forth on the Closing Date Allocation Schedule; plus

(ii)            the applicable portion (as determined by the Unitholders’ Representative based on the Distribution Principles and as set forth on the Closing Date Allocation Schedule) of any Future Distribution Amount.

(b)            Cancellation of Treasury Units. Each Class A Unit or Class B Unit held immediately prior to the Effective Time by the Company in treasury, if any, shall automatically be cancelled and extinguished and shall cease to exist and no cash or other consideration shall be paid with respect thereto.

2.8            Conversion of Merger Sub Units. The units or limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for validly issued units of limited liability company interests of the Surviving Company.

2.9            No Dissenters’ Rights. No dissenters’ rights, appraisal rights or similar rights are available to any Unitholder in connection with the Merger, including in accordance with Section 7.5 of the LLC Agreement and Section 18-210 of the DLLCA.

2.10          Unitholders Payments; Letters of Transmittal.

(a)            The Paying Agent shall act as payments administrator in effecting cash payments to Unitholders and the exchange of cash for Class A Units and Class B Units (other than any Class A Unit or Class B Unit cancelled pursuant to Section 2.7(b)).

(b)            The Company will, or will instruct the Paying Agent to, deliver to each Unitholder a letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”).

(c)            If a Unitholder delivered its duly completed and validly executed Letter of Transmittal to the Paying Agent on or prior to the Closing Date, then at the Closing, the Company shall instruct the Paying Agent to deliver to such Unitholder the portion of the Closing Merger Consideration payable to such Unitholder pursuant to Section 2.7. If a Unitholder delivers its duly completed and validly executed Letter of Transmittal to the Paying Agent after the Closing Date, then promptly thereafter, the Company shall instruct the Paying Agent to deliver to such Unitholder the portion of the Closing Merger Consideration payable to such Unitholder pursuant to Section 2.7, and any Future Distribution Amount that such Unitholder is entitled to receive pursuant to Section 2.7 at that time. From and after the Closing, each Class A Unit and Class B Unit (other than any Class A Unit or Class B Unit cancelled pursuant to Section 2.7(b)) shall represent solely the right to receive the portion of the Transaction Consideration into which the Class A Units and Class B Units shall have been converted pursuant to Section 2.7, without interest.

(d)            The Parties shall cause any portion of the Closing Merger Consideration or Future Distribution Amounts that remain undistributed to the former holders of Class A Units or Class B Units in accordance with this Article II (including any interest received with respect thereto) following the one year anniversary of the Effective Time to be delivered to the Surviving Company (or an Affiliate thereof as designated by the Surviving Company), and any former holder of Class A Units or Class B Units who has not theretofore submitted or complied with such holder’s Letter of Transmittal shall, thereafter, look solely to the Surviving Company for payment of such holder’s portion of the Closing Merger Consideration or Future Distribution Amounts, without interest and net of any applicable withholding Taxes as provided in Section 2.11.

(e)            None of Buyer, Merger Sub, the Company, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any cash from the Closing Merger Consideration or Future Distribution Amounts delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Any portion of the Closing Merger Consideration or Future Distribution Amounts remaining unclaimed by former holders of Class A Units or Class B Units or other eligible Persons five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority, shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any Person previously entitled thereto.

(f)            The Company has delivered to Buyer and the Paying Agent, the Closing Date Allocation Schedule, which sets forth a true, correct and complete summary of the allocation of the amounts payable to the holders of Class A Units and Class B Units pursuant to this Agreement. The allocation of such payments set forth on the Closing Date Allocation Schedule complies with the Distribution Principles. Buyer shall be entitled to rely conclusively on the Closing Date Allocation Schedule, and, as between the Unitholders, on the one hand, and Buyer, on the other hand, any amounts delivered by Buyer to any Unitholder (or delivered by Buyer to the Paying Agent for delivery) in accordance with the Closing Date Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Unitholder in full satisfaction of the obligations of Buyer and the Surviving Company under this Article II.

2.11          Required Withholding. Each of Buyer, the Escrow Agent, the Paying Agent, the Surviving Company and any other withholding agent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement or any other agreements referenced herein) (each, a “Withholding Agent”) shall be entitled to deduct and withhold or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement or any other agreements referenced herein such amounts as such Withholding Agent reasonably determines are required to be deducted or withheld therefrom under applicable Law; provided, that if a Withholding Agent determines that an amount is required to be deducted and withheld (other than with respect to any withholding obligation attributable to payments that the Unitholders’ Representative and Buyer agree are treated as compensatory for Tax purposes, or arising as a result of the failure to deliver such forms described in Section 3.3(e)(iii)), such Withholding Agent shall use reasonable efforts to provide the payee with a written notice of such payor’s intention to withhold at least five Business Days prior to the date the applicable payment is scheduled to be made, and, thereafter, the applicable parties shall use reasonable efforts to reduce, mitigate, or otherwise eliminate any such contemplated deduction or withholding. To the extent such amounts are so deducted or withheld and timely and properly remitted to the proper Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such deduction and withholding was made.

Article III
CONSIDERATION AND CLOSING

3.1            Merger Consideration. The aggregate consideration which shall be paid by Buyer to the Unitholders is equal to the sum of the following (the “Merger Consideration”):

(a)            $415,000,000 (the “Base Purchase Price”);

(b)            plus the amount by which the Net Working Capital is in excess of the Target Net Working Capital;

(c)            minus the amount by which the Target Net Working Capital is in excess of the Net Working Capital;

(d)            minus the amount of any unpaid Indebtedness of the Company Group outstanding immediately prior to the Closing determined in accordance with the Accounting Principles;

(e)             plus the amount of Cash of the Company Group as of the Measurement Time;

(f)             minus the amount of any unpaid Transaction Expenses;

(g)             plus the CapEx Adjustment Amount; and

(h)             minus the amount of any unpaid amount on Schedule 3.1(h) (“Schedule Items”).

3.2            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic transmission and shall occur on the first (1st) Business Day of the first calendar month following the date on which all of the conditions set forth in Article VII and Article VIII have been satisfied or waived in writing by the Party or Parties entitled to waive such conditions (other than those conditions that by their nature can only be satisfied at the Closing, but subject to all conditions in Article VII and Article VIII having been satisfied or waived in writing by the Party or Parties entitled to waive such conditions at the Closing); provided, that in no event shall the Closing occur prior to the Inside Date, and if all such conditions in Article VII and Article VIII have been so satisfied or waived, on or before the Inside Date, the Parties shall proceed with the Closing on the Inside Date. Once the conditions set forth in Article VII and Article VIII have been satisfied or waived in writing by the applicable Party or Parties, the Parties shall proceed with the Closing in accordance with this Section 3.2. The date of the Closing is referred to in this Agreement as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any documents and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered. Subject to the occurrence of the Closing, all transactions hereunder shall be deemed to have occurred as of the Effective Time.

3.3            Closing Deliveries. At the Closing (or such prior date, as indicated herein), upon the terms and subject to the conditions in this Agreement:

(a)            the Company and Merger Sub shall cause the Certificate of Merger to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b)            Buyer shall deliver, by wire transfer of immediately available funds to the applicable account or accounts designated on the Estimated Settlement Statement, as applicable:

(i)             to the Escrow Agent, an amount equal to the Adjustment Escrow Amount;

(ii)            to the Paying Agent, an amount equal to the Closing Merger Consideration less the Adjustment Escrow Amount and less the Unitholders’ Representative Holdback for distribution to the Unitholders in accordance with Section 2.7;

(iii)           to the Unitholders’ Representative, an amount equal to the Unitholders’ Representative Holdback;

(c)            Buyer shall pay, or cause to be paid, on behalf of the Company Group, by wire transfer or transfers of immediately available funds, the Indebtedness and any other amounts set forth on the Indebtedness Schedule, in the amounts and otherwise in accordance with the terms set forth in the Payoff Letters and the Indebtedness Schedule;

(d)            Buyer shall pay, by wire transfer of immediately available funds to the applicable account or accounts designated on the Estimated Settlement Statement, on behalf of the Company and its Subsidiaries, all Transaction Expenses, in the amounts and to the Persons identified by the Company on the Estimated Settlement Statement;

(e)            the Company shall deliver to Buyer:

(i)             a counterpart, duly executed by the Unitholders’ Representative, of an Escrow Agreement (the “Escrow Agreement”), in substantially the form attached hereto as Exhibit B;

(ii)            the Paying Agent Agreement, duly executed by the Company, the Unitholders’ Representative and the Paying Agent, in substantially the form attached hereto as Exhibit E (the “Paying Agent Agreement”);

(iii)            a duly completed and executed IRS Form W-9, duly executed by each of the Unitholders (or, to the extent any Unitholder is an entity disregarded as separate from its owner for U.S. federal income tax purposes, a duly completed and executed IRS Form W-9 from each such Unitholder’s regarded owner), dated on or reasonably prior to the Closing Date;

(iv)            written evidence reasonably satisfactory to Buyer of the resignation or removal (effective as of Closing) of the managers and officers of each of the members of the Company Group;

(v)            the certificate contemplated in Section 7.3, duly executed by the Company;

(vi)            at least two (2) Business Days prior to the Closing Date, customary payoff letters or similar documents in a form reasonably acceptable to Buyer (the “Payoff Letters”) specifying the aggregate amounts of the Company Group’s Indebtedness as set forth on the Indebtedness Schedule, that will be repaid and/or terminated prior to or substantially contemporaneously with the Closing and if such Indebtedness is secured by any Liens, such Payoff Letters shall agree to release such Liens upon receipt of the payoff amount; and

(vii)          the Domain Name Assignment Agreement, duly executed by Josh Evans, together with evidence reasonably satisfactory to Buyer that all steps required to transfer registration of such domain names to the Company Group (or its designee) have been initiated.

(f)            Buyer shall deliver to the Company:

(i)             a counterpart, duly executed by Buyer and the Escrow Agent, of the Escrow Agreement; and

(ii)            the certificate contemplated in Section 8.3, duly executed by Buyer.

3.4            Merger Consideration Adjustment.

(a)            Not later than three (3) Business Days prior to the expected Closing Date, the Company shall in good faith estimate (A) the Closing Date Working Capital, including its components, and the amount, if any, by which the Closing Date Working Capital exceeds the Target Net Working Capital or is less than the Target Net Working Capital, (B) the amount of Cash of the Company Group as of the Measurement Time, (C) the amount of Indebtedness in accordance with Section 3.1(d), (D) the amount of any unpaid Transaction Expenses in accordance with Section 3.1(f), (E) the amount of the CapEx Adjustment Amount, (F) the amount of any unpaid Scheduled Items in accordance with Section 3.1(h), and (G) the resulting calculation of the Merger Consideration, and provide such estimates to Buyer pursuant to a preliminary settlement statement (the “Estimated Settlement Statement”), together with a reasonable explanation thereof and reasonable supporting documentation thereof. Buyer shall have the right and opportunity to review and comment on each of the Estimated Settlement Statement and all supporting materials prior to the Closing Date and to negotiate in good faith prior to the Closing Date to mutually agree with the Company on an acceptable Estimated Settlement Statement. The Company shall consider in good faith any proposed comments or changes that Buyer reasonably suggests; provided, that, the Company shall not be required to incorporate any comments of Buyer other than arithmetic corrections; provided further that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Estimated Settlement Statement, then the amount of such adjustment or adjustments used to calculate the Merger Consideration at Closing shall be that amount set forth in the draft Estimated Settlement Statement delivered by the Company to Buyer pursuant to this Section 3.4(a). Notwithstanding the foregoing or anything to the contrary in this Agreement, if Buyer delivers to the Company, prior to the Closing, a written notice setting forth in reasonable detail Buyer’s good faith objections to the Estimated Settlement Statement and Buyer’s good faith alternative calculation of the Merger Consideration (a “Pre-Closing Objection Notice”), and the amount by which the Merger Consideration as calculated in the Company’s Estimated Settlement Statement exceeds the Merger Consideration as calculated in the Pre-Closing Objection Notice (the “Estimate Variance”) exceeds the Adjustment Escrow Amount, then (i) Buyer shall not be obligated to consummate the Closing unless and until the Company and Buyer (x) have agreed in writing upon a revised Estimated Settlement Statement under which the Estimate Variance (calculated by reference to such revised Estimated Settlement Statement) does not exceed the Adjustment Escrow Amount or (y) have agreed to increase the amount of the Adjustment Escrow Amount so that the Estimate Variance does not exceed the Adjustment Escrow Amount (as increased), (ii) the Company and Buyer shall continue to negotiate in good faith to resolve such objections as promptly as practicable, and (iii) the Outside Date shall be automatically extended by the number of days elapsed from delivery of the Pre-Closing Objection Notice until such agreement is reached (but not by more than fifteen (15) days in the aggregate). Except as set forth in the immediately preceding sentence, the existence of any dispute with respect to the Estimated Settlement Statement shall not delay or otherwise affect the Closing or the obligation to make the payments specified in Section 3.3 at the Closing. The Merger Consideration as paid at the Closing pursuant to this Section 3.4(a) shall be referred to as the “Closing Merger Consideration”.

(b)            Not later than the one hundred twentieth (120th) day following the Closing Date, Buyer shall prepare and deliver to the Unitholders’ Representative a statement attaching reasonable supporting schedules, working papers and all other relevant details used by Buyer in the preparation of such statement (the “Final Settlement Statement”), setting forth Buyer’s good faith estimate of the final calculation of the Merger Consideration determined in accordance with the Accounting Principles. The Final Settlement Statement shall be determined in accordance with this Agreement and shall not take into account or otherwise give effect to the transactions to occur on or after the Closing Date. Buyer shall provide to the Unitholders’ Representative reasonable access to records of the Company Group, all documentation and other data, and reasonable access to its officers, employees, agents and other personnel as is reasonably necessary to enable the Unitholders’ Representative to review the Final Settlement Statement and the determinations to be contained therein. At any time during the thirty (30) day period following the Unitholders’ Representative’s receipt of the Final Settlement Statement (the “Review Period”), the Unitholders’ Representative may deliver to Buyer one or more written reports or supplements thereto containing any changes that the Unitholders’ Representative proposes be made to the Final Settlement Statement (such written report, an “Objection Notice”). The Unitholders’ Representative shall be deemed to have waived any rights to object to the Final Settlement Statement unless the Unitholders’ Representative delivers an Objection Notice to Buyer within the Review Period and, if the Review Period expires without the Unitholders’ Representative so delivering an Objection Notice, then the Final Settlement Statement and Final Merger Consideration shall become final and binding on the Parties for all purposes of this Agreement and not subject to further audit or arbitration. If the Unitholders’ Representative timely delivers to Buyer an Objection Notice, all items in the Final Settlement Statement, other than such matters that are specifically disputed in the Objection Notice, shall be deemed to be irrevocably accepted and agreed to by Buyer and the Unitholders’ Representative. If the Unitholders’ Representative delivers an Objection Notice to Buyer during the Review Period, then Buyer and the Unitholders’ Representative shall undertake to agree on the Final Merger Consideration no later than thirty (30) days after the date on which the Unitholders’ Representative delivered such Objection Notice to Buyer. In the event that such Parties cannot reach agreement within such thirty (30) day period, the Parties shall, within ten (10) days following the end of such thirty (30) day period, mutually engage and refer the remaining disputed matters to Ernst & Young LLP, or if Ernst & Young LLP is unable or unwilling to perform its obligations under this Section 3.4(b), such other nationally-recognized independent accounting firm as is mutually agreed on by the Unitholders’ Representative and Buyer or if Buyer and the Unitholders’ Representative cannot so agree within such time period then such other nationally recognized independent accounting firm appointed by the Houston office of the American Arbitration Association as requested by Buyer or the Unitholders’ Representative (such firm that agrees to serve hereunder, the “Accounting Firm”). In connection with the engagement of the Accounting Firm, each Party will execute such engagement, indemnity and other agreements as the Accounting Firm and the American Arbitration Association may reasonably require as a condition to such engagement.  Each Party will use reasonable efforts to cause the Accounting Firm to render its decision as soon as practicable after such engagement, including by promptly complying with all reasonable requests by the Accounting Firm for information, books, records and similar items; provided, however, notwithstanding anything to the contrary herein, no Party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer made by any Party. Within ten (10) days following the agreement of the Accounting Firm to serve hereunder, Buyer and the Unitholders’ Representative shall deliver to the Accounting Firm and Buyer or the Unitholders’ Representative, as applicable, (i) the Objection Notice and such work papers, invoices and other reports and information relating to the disputed matters as the Accounting Firm may request and (ii) Buyer’s or the Unitholders’ Representative’s, as applicable, proposed resolution of the disputed matters and any materials it wishes to present to justify the resolution it so presents (the foregoing items (i) and (ii) together forming Buyer’s or the Unitholders’ Representative’s, as applicable, “Submission”). The Accounting Firm shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Firm in the process of resolving such disputes. Neither Party may have any ex parte communications with the Accounting Firm concerning the Accounting Firm’s determination of the disputed matters. The Accounting Firm shall act as an expert and not as an arbitrator or mediator for the limited purpose of determining the specific disputed matters submitted by either the Unitholders’ Representative or Buyer in their respective Submissions, and whether and to what extent, if any, the Merger Consideration requires adjustment as a result of the resolution of those disputed matters; provided, however, that if any of the disputed matters relate to the interpretation of the Parties’ legal rights or obligations under this Agreement or the Transaction Documents, rather than financial or accounting matters pertinent to the calculation of the Final Merger Consideration, such disputed matter shall instead be resolved in the manner set forth in Section 10.3 (with any dispute as to whether a disputed matter is legal or financial, or accounting-related in nature to be resolved solely by the Accounting Firm in its capacity as an expert). The Accounting Firm may not award interest, damages or penalties. The Accounting Firm’s determination shall be made within thirty (30) days after receipt of the Submissions and, absent fraud or manifest error, shall be final and binding on Buyer and the Unitholders’ Representative. The Accounting Firm’s determination shall be limited solely to resolution of the disputed items in accordance with this Section 3.4(b). In resolving any such disputed item, the Accounting Firm shall not assign a value to any item greater than the greatest value for such item proposed by Buyer or the Unitholders’ Representative nor assign a value to any item less than the smallest value for such item proposed by Buyer or the Unitholders’ Representative, as set forth in their respective Submissions, as applicable. The costs and expenses of the Accounting Firm in connection with resolving such disputed matters shall be borne by Buyer, on the one hand, and by the Unitholders’ Representative, on the other, based upon the percentage of which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For instance, if the Unitholders’ Representative challenges the calculation of the Merger Consideration in the Final Settlement Statement by an amount of $100,000, but the Accounting Firm determines that the Unitholders’ Representative has a valid claim for only $40,000, the Unitholders’ Representative shall bear 60% (i.e., $60,000/$100,000) of the fees and expenses of the Accounting Firm and Buyer shall bear the other 40% of such fees and expenses (i.e., $40,000/$100,000). The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) by the Parties pursuant to this Section 3.4(b) or otherwise fully and finally determined by the Accounting Firm as set forth in this Section 3.4(b) shall be referred to as the “Final Merger Consideration Determination Date” and the final aggregate Merger Consideration as determined pursuant to this Section 3.4(b) shall be referred to as the “Final Merger Consideration”.

(c)            If the Final Merger Consideration is greater than the Closing Merger Consideration (the sum of the Final Merger Consideration minus the Closing Merger Consideration, the “Excess Amount”), then (i) Buyer shall pay the Excess Amount to the Paying Agent within three (3) Business Days after the Final Merger Consideration Determination Date (which amount the Unitholders’ Representative shall instruct the Paying Agent to distribute to the Unitholders based upon each such Unitholder’s applicable portion thereof (as determined by the Unitholders’ Representative based on the Distribution Principles), except as otherwise determined by the Unitholders’ Representative in accordance with Section 10.20, by wire transfer of immediately available funds to an account or accounts designated by the Unitholders to the Paying Agent, and (ii) Buyer and the Unitholders’ Representative shall execute and issue a joint written instruction to the Escrow Agent within three (3) Business Days after the Final Merger Consideration Determination Date, instructing the Escrow Agent to distribute to the Paying Agent all the cash in the Escrow Account for further distribution to the Unitholders based upon each such Unitholder’s applicable portion thereof (as determined by the Unitholders’ Representative based on the Distribution Principles), except as otherwise determined by the Unitholders’ Representative in accordance with Section 10.20, by wire transfer of immediately available funds to an account or accounts designated by the Unitholders to the Paying Agent.

(d)            If the Final Merger Consideration is less than the Closing Merger Consideration (the sum of the Closing Merger Consideration minus the Final Merger Consideration, the “Shortfall Amount”), then Buyer and the Unitholders’ Representative shall execute and issue a joint written instruction to the Escrow Agent within three (3) Business Days after the Final Merger Consideration Determination Date, instructing the Escrow Agent to release (i) first, to Buyer cash from the Escrow Account in an amount equal to the lesser of (y) the Shortfall Amount and (z) the amount contained in the Escrow Account (for the avoidance of doubt, Buyer’s sole recourse in the event the Final Merger Consideration is less than the Closing Merger Consideration shall be the amount contained in the Escrow Account and the Unitholders shall not be liable for any shortfall) and (ii) second, to the Paying Agent all of the remaining cash then contained in the Escrow Account which amount the Unitholders’ Representative shall instruct the Paying Agent to distribute to the Unitholders based upon each such Unitholder’s applicable portion thereof (as determined by the Unitholders’ Representative based on the Distribution Principles), except as otherwise determined by the Unitholders’ Representative in accordance with Section 10.20, by wire transfer of immediately available funds to an account or accounts designated by the Unitholders to the Paying Agent.

(e)            If the Final Merger Consideration is equal to the Closing Merger Consideration, Buyer and the Unitholders’ Representative shall execute and issue a joint written instruction to the Escrow Agent within three (3) Business Days after the Final Merger Consideration Determination Date, instructing the Escrow Agent to release to the Paying Agent all of the cash in the Escrow Account which amount the Unitholders’ Representative shall instruct the Paying Agent to distribute to the Unitholders based upon each such Unitholder’s applicable portion thereof (as determined by the Unitholders’ Representative based on the Distribution Principles), except as otherwise determined by the Unitholders’ Representative in accordance with Section 10.20, by wire transfer of immediately available funds to an account or accounts designated by the Unitholders to the Paying Agent.

(f)             If Buyer does not deliver the Final Settlement Statement within one hundred twenty (120) days after the Closing Date, the Estimated Settlement Statement delivered by the Company at the Closing pursuant to Section 3.4(a) shall be deemed to be the Final Settlement Statement for all purposes under this Agreement and Buyer shall be deemed to have waived any and all objection rights in connection therewith.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as otherwise specifically set forth in the Schedules (but, in each case, as limited by the terms, limitations and provisions of Section 10.13), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

4.1            Organization; Good Standing; Qualification; Authority.

(a)            Each member of the Company Group is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite limited liability company power and authority to own, operate or lease its properties and Assets and conduct the Business as it is now being conducted. Each member of the Company Group is duly qualified, registered, or licensed to do business and in good standing in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified, registered or licensed would not reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of the Company Group have been made available to Buyer.

(b)            The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated hereby and thereby (including the Merger), have been duly and validly authorized by all requisite limited liability company action on the part of the Company (including any required approval of the board of managers of the Company and the Unitholders), and no other limited liability company proceedings on the part of the Company or the Unitholders are necessary to authorize this Agreement or the other Transaction Documents to which the Company is, or will be, a party or to consummate the transactions contemplated hereby or thereby.

(c)            This Agreement has been, and each other Transaction Document to which the Company is, or will be, a party has been (or will be, when executed and delivered at the Closing), duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes (or will constitute, when executed and delivered by the Company at the Closing), a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to Creditors’ Rights.

4.2            Capitalization.

(a)            The current equity capitalization of each member of the Company Group is set forth in Schedule 4.2(a) (the “Interests”).

(b)            Except as set forth in Schedule 4.2(b) or as set forth in the Organizational Documents of the Company Group, there are no Equity Interests of any member of the Company Group convertible into, or exchangeable or exercisable for Equity Interests of such Company Group member, or options, warrants, calls, rights, commitments or Contracts to which such Company Group member is a party or by which it is bound, in any case obligating such Company Group member to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of such Company Group member, or obligating such Company Group member to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.

(c)            The Interests are duly authorized, validly issued, fully paid (to the extent required by the applicable Organizational Documents of the Company Group) and non-assessable (except as such non-assessability may be affected by Section 18-607 of the DLLCA), were issued in compliance with all applicable Laws, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right. The Interests are not subject to any preemptive, subscription or similar rights. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, registration rights, approval rights, proxies or rights of first refusal affecting the Interests.

(d)            Except as set forth in the Organizational Documents of the Company Group, the Equity Interests in the Company Group are not subject to any voting agreement, voting trust, proxy, or any other agreement, right, instrument, or understanding with respect to any purchase, sale, transfer, repurchase, issuance, redemption, voting, distribution rights or disposition of such Equity Interests.

(e)            Except as set forth in Schedule 4.2(e), no member of the Company Group owns any Equity Interests in, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Interest in, or any subscriptions, options, warrants, rights, calls, or other agreements or commitments for any Equity Interests in any Person.

(f)            The Closing Date Allocation Schedule, when delivered, will be true, correct and complete in all respects and will accurately reflect the amount to be paid to each such Unitholder at Closing and the percentage of any Future Distribution Amounts payable in respect of the Class A Units or Class B Units held by each such Unitholder. The allocations set forth in the Closing Date Allocation Schedule will be consistent with the Interests as set forth in Schedule 4.2(a), the Organizational Documents of the Company and the Distribution Principles. No Person other than the Unitholders identified on the Closing Date Allocation Schedule is entitled to receive any portion of the Merger Consideration or any Future Distribution Amount, and there are no side agreements, phantom equity, profit participation or similar arrangements that would entitle any Person not listed on the Closing Date Allocation Schedule to any share of the proceeds of the transactions contemplated by this Agreement.

4.3            No Conflicts; Consents and Approvals. Except as set forth in Schedule 4.3, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party, and the performance by the Company of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party do not and will not:

(a)            violate or result in a breach of the Organizational Documents of the Company Group;

(b)            require the consent, notice, or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any material Contract to which the Company is a party or by which any of its properties or assets are otherwise bound or any Permit affecting the properties, assets, or business of the Company or Company Group;

(c)            assuming the HSR Approval has been received, violate or result in a breach of any Law or Order applicable to the Company Group;

(d)            constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any Assets of the Company Group; or

(e)            assuming the HSR Approval has been received, require any consent or approval of any Governmental Authority (including, for the avoidance of doubt, the PUCT) under any Law applicable to the Company or the Company Group, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are customarily made or obtained after the Closing;

except, in the cases of clauses (b), (c), (d) and (e) for such defaults or rights of termination, cancellation, amendment, or acceleration, violations or Liens, as would not reasonably be expected to be materially adverse to the operations of the Business.

4.4            Financial Statements.

(a)            Attached as Schedule 4.4(a)(i) are true, correct and complete copies of (i) the audited consolidated balance sheets of the Company Group as of December 31, 2024 and 2025, and the audited consolidated statements of operations, changes in members’ equity and statements of cash flows of the Company Group as of December 31, 2024 and 2025, and (ii) the unaudited consolidated balance sheet of the Company Group and the related unaudited statements of income as of the Balance Sheet Date (collectively, the “Financial Statements”). Except as set forth on Schedule 4.4(a)(ii), the Financial Statements have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain the financial statement footnotes required by GAAP and are subject to normal year-end adjustments (none of which are expected to be material)) applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the financial position of the Company Group at the dates thereof. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company Group in all material respects.

(b)            The Company Group has no liabilities, except those (i) which are adequately, accurately and specifically reflected and reserved against on the face of the balance sheet as of the Balance Sheet Date; or (ii) which have been incurred in the ordinary course of business since the Balance Sheet Date, in each case consistent with past practice (and which are not, in each case, attributable to any material breach, non-compliance, or violation of any Contract or applicable Law, or individually or in the aggregate, reasonably expected to have a material and adverse impact on the operations or financial condition of the Company Group).

(c)            Other than as set forth on Schedule 4.4(c), the Company Group does not have any Indebtedness outstanding. The Company Group is not in default under any agreement, instrument or other document evidencing any such Indebtedness, except where such default would not reasonably be expected to be material to the Company Group, taken as a whole.

(d)             Schedule 4.4(d) sets forth the Company’s monthly capital expenditure budget for the 12-month period ending on February 28, 2027 (the “Capital Expenditure Budget”).

4.5            Absence of Changes. Except as set forth on Schedule 4.5, since the Balance Sheet Date, (a) there has been no Material Adverse Effect and (b) the Business of the Company Group has been operated and maintained substantially in the ordinary course of business of the Company Group consistent with past practice. The Company Group has not taken since the Balance Sheet Date any action (or failed to take any action) that would otherwise require the consent (or waiver) of Buyer if taken or failed to be taken pursuant to Section 6.1(a).

4.6            Compliance with Applicable Laws; Permits. Except as set forth on Schedule 4.6, the Company Group is, and during the Lookback Period has been, in material compliance with all Laws, and no written notice, or to the Knowledge of the Company, oral notice, has been received by the Company Group alleging a material violation of or non-compliance with any Laws. The Company Group holds and, when required has held all Permits necessary for the lawful conduct of the Business in all material respects and, a complete list of all such Permits is set forth on Schedule 4.6 (the “Material Permits”). Each Material Permit is in full force and effect as of the Execution Date, and the Company Group is, and during the Lookback Period has been, in compliance in all material respects with the terms and conditions of each Material Permit and has not received any written notices, or to the Knowledge of the Company, oral notices, that it is in violation of any of the terms or conditions of any Material Permit. To the Knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respect under any Material Permit or which, after notice or lapse of time or both, would permit revocation, suspension, lapse, material limitation, or termination of any Material Permit or which would materially and adversely affect the rights of the Company Group under any Material Permit.

4.7            Intellectual Property.

(a)            Schedule 4.7(a) contains a list of all material Registered Intellectual Property, along with all other material Intellectual Property within the Owned Intellectual Property. Except as set forth on Schedule 4.7(a), the Company Group either owns or has a license or other right to use all material Owned Intellectual Property and other material Intellectual Property used in the Business of the Company Group as presently conducted as of the Execution Date. All Registered Intellectual Property is valid, subsisting, and enforceable. All required filings and fees for Registered Intellectual Property have been timely made and are not in any extension or grace period. The Company Group has sufficient licenses to all COTS to cover all copies, installations, and uses of each COTS used by the Company Group. The Company Group has taken commercially reasonable measures to protect the confidentiality of the material trade secrets and confidential information owned by the Company Group and used in the Business and of any third parties who have licensed material trade secrets and confidential information to the Company Group for use in the Business.

(b)            The conduct of the Business as currently conducted does not infringe or misappropriate any Intellectual Property of any third party in any material respect. No Person, to the Knowledge of the Company, is violating, infringing, diluting or misappropriating any right, title or interest of the Company Group with respect to the Owned Intellectual Property. No Company Group member has received any written notice alleging that the conduct of the Business infringes, misappropriates or otherwise violates any Intellectual Property of any third party.

4.8            Litigation. Except as set forth on Schedule 4.8, (a) there are no Proceedings pending or, to the Knowledge of the Company, threatened, against the Company Group or to which any Company Group member is or was a party or to which Assets or properties of the Company Group are or were subject, and (b) there are no Proceedings pending or, to the Knowledge of the Company, threatened, in each case, that seek to or which would reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting or materially delaying the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. There is no Order issued or entered by any Governmental Authority against any Company Group member or to which the Company Group’s Assets are subject and no material unsatisfied judgments, penalties or awards against or affecting the Company Group or any of its properties or Assets, that would, individually or in the aggregate, reasonably be expected to be material to the Company Group or the Business. To the Knowledge of the Company, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

4.9            Real Property.

(a)            The Company Group does not own any Real Property in fee title.

(b)            Set forth on Schedule 4.9(b) is a true, correct and complete list of all leases, subleases, licenses, easements, rights-of-way or other occupancy agreements of Real Property pursuant to which the Company Group is granted a right to use or occupy all or any portion of Real Property, and any assignments, amendments, modifications, supplements, side letters, estoppels, consents and other agreements relating thereto and any other material written agreements necessary to evidence the rights or obligations of the parties thereunder (collectively, the “Real Property Leases”). The Company has provided Buyer with true and complete copies of such Real Property Leases, and any material amendments or modifications related thereto, and all title commitments, title policies, surveys and material recorded instruments affecting the Real Property, in each case, in the possession or control of the Company Group have been made available to Buyer. Each Real Property Lease is a legal, valid and binding obligation of the Company Group. Except as set forth on Schedule 4.9(b), (i) no Company Group member is in material default under any Real Property Lease, (ii) to the Knowledge of the Company, no other party thereto is in material default under any Real Property Lease, (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any of the Real Property Leases, and (iv) no Company Group member has received any written notice of termination, cancellation or nonrenewal under any Real Property Lease that remains pending. Except as set forth on Schedule 4.9(b), there are no written leases, concessions or other Contracts granting to any Person other than a Company Group member the right to use or occupy any of the Real Property or any portion thereof, other than pursuant to a Material Contract.

(c)            The Company Group has not received any written notice of any actual, pending, or threatened in writing eminent domain Proceeding or taking, nor, to the Knowledge of the Company, is any such Proceeding or taking threatened with respect to all or any material portion of the Real Property.

(d)            Except as set forth on Schedule 4.9(d), the Company Group has not received any written notice or claim alleging that the current use, occupancy or operation of any Real Property violates any easement, declaration, reciprocal easement agreement, covenant, condition, restriction or other recorded instrument affecting such Real Property.

(e)            Except as set forth on Schedule 4.9(e), the Company Group has not received any written notice of any material violation of applicable zoning, land use, building, occupancy or permitting requirements affecting any Real Property that remains outstanding or uncured.

(f)             The Company Group has not received any written notice of any material casualty, damage or destruction affecting any Real Property that has not been repaired or restored in all material respects.

(g)            No material consent, approval, waiver, or notice is required under any Real Property Lease in connection with the consummation of the transactions contemplated hereby.

4.10          Assets. The Company Group has good and valid title to, or a valid leasehold interest in, all of its Assets, free and clear of all Liens, other than Permitted Liens, other than immaterial Assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. The Assets of the Company Group constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the Business as currently operated. Except as set forth in Schedule 4.10, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property of the Company Group currently used in the day to day operations of the Business are structurally sound, are in operating condition and repair (ordinary wear and tear excepted) consistent with commercially reasonable industry standards, and are adequate for the uses to which they are being put as of the Closing Date.

4.11          Environmental Matters. Except as set forth in Schedule 4.11:

(a)            To the Knowledge of the Company, the Company Group is, and during the Lookback Period has been, in material compliance with applicable Environmental Laws;

(b)            The Company Group holds and, when required during the Lookback Period has held all Environmental Permits necessary for the lawful conduct of the Business and, to the extent applicable, has filed timely application to renew all Environmental Permits. All such Environmental Permits currently in effect are set forth on Schedule 4.11. Each Environmental Permit is in full force and effect as of the Execution Date, and the Company Group is, and during the Lookback Period has been, in compliance in all material respects with the terms and conditions of each Environmental Permit and has not received any written notices, or to the Knowledge of the Company, oral notices, that the Company Group is in material violation of any of the terms or conditions of any Environmental Permit. To the Knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respect under any Environmental Permit or which, after notice or lapse of time or both, would permit revocation or termination of any Environmental Permit or which would materially and adversely affect the rights of the Company Group under any Environmental Permit.

(c)            The Company Group is not currently in receipt of, and during the Lookback Period, or prior to the Lookback Period if not fully resolved, has not received, from any Governmental Authority or any other Person any written notice or, to the Knowledge of the Company, any oral notice, alleging a violation of, non-compliance with, or liability or potential or alleged liability pursuant to, any Environmental Laws in any material respect other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority (where so required) and for which the Company Group has no further obligations outstanding;

(d)            Neither the Company Group nor the Assets of the Company Group are subject to any outstanding order, consent decree or other enforcement agreement with a Governmental Authority concerning alleged non-compliance with or liability under Environmental Laws;

(e)            To the Knowledge of the Company, there has been no Release of Hazardous Materials by the Company Group at, under, on or from any Real Property currently or, to the Knowledge of the Company, formerly owned, leased, occupied or operated by the Company Group, and, to the Knowledge of the Company, no Hazardous Materials are present at, under or on any Real Property currently or formerly owned, leased, occupied or operated by the Company Group, in each case, in violation of any Environmental Laws during the Lookback Period or in a quantity, concentration, condition, or manner that would reasonably be expected to give rise to any material remedial, abatement, or corrective action obligation, pursuant to Environmental Laws; and

(f)             Except for customary environmental indemnities and covenants entered into in the ordinary course of business with respect to the Company Group’s own acts or omissions, or any member’s own acts or omissions, none of which has resulted in the Company Group incurring any material liability as of the date hereof, neither the Company Group nor any member has provided an indemnity or otherwise undertaken, retained or assumed, either contractually or otherwise, any liability or obligation of any other Person under Environmental Laws or relating to Hazardous Materials.

4.12          Taxes. Except, in each case, as set forth on Schedule 4.12:

(a)            All Tax Returns required to be filed by or with respect to each member of the Company Group have been duly and timely filed (taking into account any applicable extensions). Each such Tax Return is true, correct and complete in all material respects. All Taxes required to be paid by each member of the Company Group (whether or not shown on any Tax Return) have been paid in full.

(b)            All withholding Tax requirements (including any information reporting and backup withholding requirements) imposed on each member of the Company Group have been satisfied in all material respects, including in connection with any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party.

(c)            There are no Liens for Taxes on any of the Assets of any member of the Company Group other than Liens for Taxes not yet due and payable.

(d)            No assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of any member of the Company Group that remains outstanding. No Tax Proceedings are pending, in progress or have been threatened in writing with respect to any Taxes of any member of the Company Group.

(e)            There are in effect no waivers of applicable statutes of limitations or extensions of time with respect to the assessment, reassessment or collection of any Tax of or with respect to any member of the Company Group, and no member of the Company Group is the beneficiary of any extension of time within which to file any Tax Return, which Tax Return has since not been filed, other than automatic extensions obtained in the ordinary course.

(f)             No member of the Company Group has requested or been granted an extension of time for filing any Tax Return to a date later than the Closing Date.

(g)            No member of the Company Group is or ever has been a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes). No member of the Company Group is liable for the Taxes of any other Person by virtue of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign applicable Law.

(h)            No claim has ever been made by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns or pay a particular type of Tax that such member or the Company Group is or may be subject to taxation by that jurisdiction or such member’s or the Company Group’s assets are or may be subject to such taxation.

(i)             No member of the Company Group has been a party to or the promoter of a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of the United States, state, local or foreign Tax Law.

(j)             The Company is not a foreign person within the meaning of Section 1445 of the Code.

(k)            None of the Assets of any member of the Company Group is subject to any tax partnership agreement or is otherwise treated as held in an arrangement requiring a Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, and none of the Assets of any member of the Company Group includes Equity Interests (other than Equity Interests of another member of the Company Group).

(l)             The Company is, and has been since its formation, a partnership for U.S. federal income Tax purposes. Each of the Company Subsidiaries is, and has been since formation, a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3(b)(1), and no election has been made pursuant to Treasury Regulation Section 301.7701-3(c) to treat any member of the Company Group as an association taxable as a corporation for U.S. federal income tax purposes.

(m)           The Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)            No position has been taken on any Tax Return of any member of the Company Group for a taxable period for which the statute of limitations for assessment of any Tax with respect thereto has not expired that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of any member of the Company Group.

(o)            No member of the Company Group has commenced any voluntary disclosure proceeding that remains open.

(p)            No member of the Company Group, nor Buyer (as a result of ownership of the Company after the Closing), will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting with respect to a Pre-Closing Tax Period or as a result of an impermissible or improper method of accounting used in a Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or other agreement with a Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (v) transactions effected or investments made prior to the Closing that result in taxable income pursuant to Section 951 or 956 of the Code.

(q)            No power of attorney with respect to any Tax matter of any member of the Company Group is currently in force.

(r)             No member of the Company Group is subject to or has requested any private letter ruling, technical advice memorandum, “gain recognition agreement,” closing agreement as described in Section 7121 of the Code or any similar ruling or agreement with the IRS or another Governmental Authority.

(s)            To the Knowledge of the Company, no member of the Company Group has received a material refund of Taxes or material credit against Taxes to which such member was not entitled under applicable Law.

(t)             No member of the Company Group has received, directly or indirectly, any Tax credits (other than any Tax credits that are generally available without the need for any special application or registration), grants, subsidies, loan guarantees, or other similar forms of preferential treatment or assistance from any Governmental Authority. The consummation of the Merger will not result in the loss of any Tax holiday, Tax abatement or similar Tax benefit.

(u)            Each member of the Company Group has timely collected and paid all sales and use Taxes that it was required to collect, remit or pay and has received, retained or furnished, as applicable, properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable Laws.

(v)            The unpaid Taxes of the Company Group did not, as of the Balance Sheet Date, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) accrued on the face of the Financial Statements (rather than in any notes thereto), and there will be no increase in unpaid Taxes or in such reserve for Taxes from the Balance Sheet Date through the Closing Date, other than Taxes arising in the ordinary course of business consistent with past practice.

(w)           The Company has not made any PTET Election.

(x)            No member of the Company Group has claimed any “employee retention credits” pursuant to Section 2301 of the CARES Act or Section 3134 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

4.13         Contracts.

(a)            Schedule 4.13 contains a true, correct and complete listing of each of the following Contracts to which a Company Group member is a party or by which its Assets are bound (the Contracts listed in Schedule 4.13 being “Material Contracts”):

(i)             Any Contract which involves commitments to make capital expenditures or which provides for the purchase of goods or services by the Company Group from any one Person under which the annual expenditures or the undelivered balance of such products or services has a purchase price in excess of $1,000,000 other than purchase orders for the purchase of inventory in the ordinary course of business;

(ii)            Any Contract which provides for the sale of products or services by the Company Group and under which the annual sales or the undelivered balance of such products or services has a sale price in excess of $1,000,000 other than purchase orders for sale of inventory in the ordinary course of business;

(iii)            Any Contract relating to the borrowing of money by any Company Group member, to the granting by any Company Group member of a Lien (other than Permitted Liens) on any of its material Assets, or any guaranty by any Company Group member of any obligation in respect of borrowed money;

(iv)          Any Contract continuing over a period of more than one (1) year from the date thereof, not terminable by the applicable Company Group member upon thirty (30) days’ or less notice without penalty;

(v)           Any master services agreements;

(vi)          Any material Contract with dealers, distributors or sales representatives;

(vii)         Any material Contract relating to the marketing, sale, advertising or promotion of its products or services;

(viii)        Any employment, consulting and non-competition agreement with any officer, manager, partner or consultant;

(ix)           Any Contract pursuant to which any Company Group member is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $1,000,000;

(x)            Any Contract relating to loans to any officer, director, manager, partner or Affiliate;

(xi)           Any Contract providing for severance, change in control, retention or other similar payments;

(xii)          Any Contract relating to the acquisition or divestiture of any business, line of business or interests of any other Person entered into at any time during the last three (3) years;

(xiii)         Any Contract for joint ventures, strategic alliances, limited liability companies or partnerships;

(xiv)         Any Contract pursuant to which any Company Group member has agreed to indemnify any other Person, other than contracts entered into in the ordinary course of business;

(xv)          Any Contract that contains a “most favored nations” or similar provision;

(xvi)         Any Contract that by its terms grants any right of first refusal or option to purchase or otherwise acquire any interest in any of the properties or assets owned by the Company Group;

(xvii)        Any Contract with a Material Customer or Material Supplier;

(xviii)       Any Contract relating to any settlement of any litigation that was pending against any Company Group member at any time during the Lookback Period;

(xix)         Any license, royalty or other Contract the primary purpose of which is the licensing or use of Intellectual Property under which the Company Group has obtained a license or other permission to use (or hold for use) any Intellectual Property of another Person (excluding any Contracts related to COTS);

(xx)           Any Contract which purports to restrict the Company Group or prohibits the Company Group from directly or indirectly engaging in any business; and

(xxi)         Any Contract which, individually or with all other Contracts of the same type or with the same Person or its Affiliates (whether or not required to be disclosed under any of the other clauses of this Section 4.13(a)) is material to the Company Group irrespective of amount.

(b)            True, correct and complete copies of all Material Contracts have been made available to Buyer, including all amendments, modifications, supplements, and waivers thereto. Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable Company Group member and, to the Knowledge of the Company, of the counterparties to such Material Contracts, subject in each case to Creditors’ Rights. No Company Group member nor, to the Knowledge of the Company, any counterparty thereto, is in (or has received written notice that it is in) default or breach (or has taken or failed to take any action such that with notice, the passage of time or both it would be in default or breach) under the terms of any such Material Contract. No member of the Company Group has received written notice from a third party alleging a violation of, default under or breach of any Material Contract by the Company Group. No member of the Company Group is currently participating in active discussions or negotiations regarding material modification of or amendment to any Material Contract.

4.14          Employment and Labor Matters.

(a)            No member of the Company Group has, or during the Lookback Period has had, any employees. Schedule 4.14(a)(1) sets forth each individual who, as of the Execution Date, is employed by HVE Operations (collectively, the “Business Employees”), along with each such Business Employee’s: name, work location, job title, date of hire, base salary or hourly wage amount, bonus target amounts, commission or incentive arrangements, allowances and perquisites (including, but not limited to, vehicle, lodging, travel and mobile phone allowances), other recurring compensation, exempt or non-exempt classification under the Fair Labor Standards Act and/or any applicable state wage and hour Law, for each Business Employee classified as non-exempt, the average overtime hours worked during the trailing twelve (12) month period, accrued and unused paid time off, active or inactive status (and, if inactive, the reason for inactive status and the anticipated date of return to active status, if any). Schedule 4.14(a)(2) sets forth a true, correct and complete list of all independent contractors, consultants and other non-employee service providers whose primary duties relate to the maintenance and operation of the Company Group’s Assets (collectively, the “Business Service Providers”), along with each such Business Service Provider’s compensation, engagement date, and the nature of services performed.

(b)            There are no collective bargaining agreements or other labor union agreements to which any Company Group member is a party or by which it is bound or that are applicable to any Business Employee. There is no labor strike, material labor dispute, picketing, work stoppage, lockout, or slowdown pending or, to the Knowledge of the Company, threatened. No Company Group member is currently, or during the Lookback Period has been, the subject of any Proceeding asserting that such Company Group member has committed an unfair labor practice under the National Labor Relations Act. There is no pending request for union representation involving a Business Employee and, to the Knowledge of the Company, no question concerning such representation has been raised. There is no union grievance or arbitration pending involving the Company Group.

(c)            There are no pending or, to the Knowledge of the Company, threatened in writing labor or employment Proceedings or disputes against any Company Group member, including any claims alleging unlawful harassment, employment discrimination, unpaid wages, unlawful wage or immigration practices, wrongful termination, or unlawful Tax withholding practices regarding the Company Group.

(d)            The Company Group and its Affiliates (including, for the avoidance of doubt, HVE Operations) are, and during the Lookback Period, have been, in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees (including under the WARN Act), working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. Each Business Employee classified as exempt from the overtime requirements of the Fair Labor Standards Act and any applicable state wage and hour Law is, and during the Lookback Period, has been properly classified as such, and all overtime payments owed to Business Employees have been accurately calculated and paid. Each Business Service Provider is (and during the Lookback Period has been) properly classified as an independent contractor (and not as an employee) under all applicable Laws. HVE Operations has withheld and timely remitted all amounts required to be withheld from the compensation of the Business Employees and is not liable for any arrears of wages, penalties or other sums for failure to comply with any applicable Laws relating to the employment of the Business Employees. HVE Operations completed and retained a Form I-9 for each Business Employee in compliance in all material respects with the employment eligibility verification and retention requirements of the Immigration Reform and Control Act of 1986 and its implementing regulations.

(e)            To the Knowledge of the Company, no Business Employee is a party to or bound by any confidentiality, non-competition, non-solicitation, proprietary rights or other restrictive covenant agreement with any Person (other than the Company Group or HVE Operations) that would materially impair the ability of such Business Employee to continue to perform following the Closing his or her duties as performed by such Business Employee immediately prior to the Closing.

(f)             No Proceeding, investigation or audit by any Governmental Authority (including the U.S. Department of Labor, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any comparable state or local agency) relating to the Business Employees or the employment practices of the Company Group or HVE Operations with respect to the Business Employees is pending or, to the Knowledge of the Company, threatened.

4.15          Employee Benefit Plans.

(a)            Schedule 4.15(a) sets forth a true, complete and accurate list of all Business Employee Plans. The Company Group does not sponsor, maintain or contribute to any Plan.

(b)            The Company has provided or made available to Buyer, with respect to each Business Employee Plan, true, correct and complete copies of, as applicable: (i) the plan document and all amendments thereto (or, if unwritten, a written summary of all material terms); (ii) the most recent annual report (Form 5500 series and all schedules and attachments thereto) filed with any Governmental Authority; (iii) the most recent summary plan description and all summaries of material modification; (iv) all trust agreements, insurance Contracts, administrative services agreements, and similar instruments; (v) the most recent determination, opinion, or advisory letter from the IRS, if applicable; (vi) all material correspondence with any Governmental Authority received during the Lookback Period; and (vii) all material written communications to Business Employees relating to any material amendment, termination, or material change in benefits under any Business Employee Plan during the Lookback Period.

(c)            Each Business Employee Plan has been established, maintained, funded, operated and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. All required reports and descriptions (including Form 5500 annual reports and summary plan descriptions) with respect to each Business Employee Plan have been timely filed with the appropriate Governmental Authority and distributed to participants as required by applicable Law. There are no pending or, to the Knowledge of the Company, threatened Proceedings (other than routine claims for benefits in the ordinary course) against or relating to any Business Employee Plan or the assets of any Business Employee Plan, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Proceeding.

(d)            All contributions, premiums, reimbursements and other payments required to be made by the Company Group, HVE Operations or any of their respective Affiliates with respect to any Business Employee Plan have been timely made or, to the extent not yet due, have been properly accrued on the books and records of the Company Group or HVE Operations, as applicable, in accordance with GAAP and the terms of the applicable Business Employee Plan.

(e)            (i) Neither the Company Group, HVE Operations, nor any ERISA Affiliate of any of the foregoing has ever sponsored, maintained, contributed to, had any obligation to contribute to, or had any actual or contingent liability under or with respect to any employee benefit plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) neither the Company Group, HVE Operations, nor any ERISA Affiliate of any of the foregoing has ever had any liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37) or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA; and (iii) no Business Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA.

(f)            Neither the Company Group, HVE Operations, nor any ERISA Affiliate of any of the foregoing has any obligation to provide, and no Business Employee Plan provides or has any liability to provide, post-employment or post-retirement health, medical, life insurance or other welfare benefits for retired or former Business Employees (or any spouse, former spouse or other dependent thereof), other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA ("COBRA") or any similar state Law, for which the covered individual pays the full cost, and (ii) death benefits under any Business Employee Plan that have been fully funded or fully insured as of the Closing Date.

(g)            Neither the Company Group nor any ERISA Affiliate sponsors, maintains, or contributes to a nonqualified deferred compensation plan within the meaning of Code Section 409A. Each profits interest, incentive unit, carried interest and other equity-based or equity-linked compensation interest that has been granted, issued or promised to any Business Employee (A) was granted in compliance in all material respects with all applicable Laws and the terms of the applicable Plan or governing agreement, (B) to the extent intended to qualify as a “profits interest” for purposes of Revenue Procedures 93-27 and 2001-43, was properly structured and has been treated consistently as a profits interest for U.S. federal income Tax purposes, and (C) does not, directly or indirectly, constitute an Equity Interest in, or right to acquire an Equity Interest in, any member of the Company Group.

(h)            Except as set forth on Schedule 4.15(h), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will not (i) entitle any Business Employee to any additional compensation or benefit (including severance, change-in-control, retention, stay, transaction or similar bonus or payment), (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefit due to any Business Employee, (iii) require any contribution or payment to fund any obligation under any Business Employee Plan, (iv) result in any forgiveness of Indebtedness or loan with respect to any Business Employee, (v) limit or restrict the right of the Company Group, HVE Operations or Buyer to merge, amend, or terminate any Business Employee Plan, or (vi) result, separately or in the aggregate, in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). No Business Employee Plan or other Contract to which the Company Group, HVE Operations or any of their respective Affiliates is a party or by which any of them is bound obligates any of the foregoing to pay any Tax gross-up, make-whole or similar payment with respect to any Taxes imposed under Section 4999 of the Code.

(i)             As of the Closing, no Business Employee Plan will cover or provide benefits to any employee, officer, director, manager, consultant or other service provider of the Company Group, and neither the Company Group nor Buyer will have any obligation to continue, adopt, assume or maintain any Business Employee Plan following the Closing. HVE Operations and its Affiliates (other than the Company Group) shall retain all liabilities and obligations arising under or relating to the Business Employee Plans with respect to periods on or prior to the Closing Date, including (i) all claims incurred but not reported prior to the Closing Date and (ii) all obligations with respect to (x) accrued but unused vacation and paid time off and (y) the Company’s annual incentive plans and programs, in each case, of Business Employees as of the Closing Date.

4.16          Transactions with Affiliates. Except as set forth on Schedule 4.16, and except for the Business Employees which are employed by HVE Operations, none of the Company, any Affiliate of the Company (other than the Company Subsidiaries) or any director, manager, officer or employee of the Company or any Affiliate of the Company (other than the Company Subsidiaries): (a) is a party to any Contract with any Company Group member, (b) owns or leases, directly or indirectly, or has had any interest in any asset, property or right which the Company Group uses or has used in or pertaining to the business of the Company Group, or (c) has or has had any business dealings or a financial interest in any transaction with the Company Group or involving any Assets of the Company Group, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms. Except as set forth on Schedule 4.16, the Company Group is not owed any amount from, and does not owe any amount to, the Company or any Affiliate of the Company.

4.17          Insurance. Schedule 4.17 sets forth a list of each insurance policy (including the name of the insurer, policy number, policy effective dates and policy type) to which any Company Group member is a party, a named insured or otherwise the beneficiary of coverage. Except as set forth in Schedule 4.17, there is no material claim pending under any such insurance policy with respect to the Business or the Assets of the Company Group, and none of the Company Group or any of their respective Affiliates has received written notice of cancellation of or amendment to any such insurance policy, including material premium increases or alterations of coverage. The Company has made available to Buyer true, correct and complete copies of all such insurance policies set forth on Schedule 4.17. Each such policy is valid and binding and in full force and effect, and all premiums under such policies that are due and payable on or prior to the date of this Agreement have been paid in full. The Company Group has not been denied coverage under any such insurance policy or any other insurance policy during the Lookback Period and the Company Group is not otherwise in default under, or has otherwise failed to comply with, in any material respect, any provisions contained in any such insurance policy.

4.18          Bank Accounts; Powers of Attorney. Schedule 4.18 sets forth a true, correct and complete list of (a) the name and location of each bank, trust company, savings institution or other financial institution with which any member of the Company Group has an account or safe deposit box and the account numbers of such accounts and the location of and box numbers for such safe deposit boxes and (b) the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.18, the Company Group has not granted any outstanding powers of attorney to any Person.

4.19          IT; Data Security.

(a)            The Company Group has taken commercially reasonable steps to provide for the back-up and recovery of data and information and has implemented commercially reasonable continuity and disaster recovery plans, procedures and facilities. To the Knowledge of the Company, the IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities.

(b)            During the Lookback Period, there has been no material failure or other material substandard performance of the Company Group’s IT Systems which has caused any material disruption to the Company Group’s Business. The Company Group has taken commercially reasonable actions to protect the integrity and security of the computer systems and the software information stored thereon from unauthorized use, access, or modification by third parties, and to the Knowledge of the Company, no such third party has obtained unauthorized access to such computer or software systems as of the Execution Date. During the Lookback Period, there has been no actual or alleged security breach, or unauthorized use, access, intrusion, distribution, disclosure, loss or compromise, of any information technology system or any personal information, payment card information, confidential information, trade secret or any other such information collected, maintained or stored by or on behalf of the Company Group (or any loss, destruction, compromise or unauthorized disclosure thereof).

(c)            The Company Group maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect personal information from unlawful, accidental or unauthorized access, destruction, loss, use, modification or disclosure, and the Company Group is, and during the Lookback Period has been, in material compliance with all applicable data privacy and data protection Laws and its publicly posted policies concerning personal information.

4.20         Customers and Suppliers.

(a)            Schedule 4.20(a) lists the current customers of the Company Group for fiscal year 2025 and the 6-month period ended June 30, 2026, and the amount for which each such customer was invoiced during such period (the “Material Customers”). To the Knowledge of the Company, no Material Customer has terminated, cancelled, delayed, deferred or otherwise materially changed the scope of any pending or in progress projects or jobs for which any Company Group member was engaged or hired. No Material Customer has provided written notice of an intention to terminate or modify its relationship with, or materially reduce or adversely modify its business with, the Company Group.

(b)            Schedule 4.20(b) lists the top ten (10) suppliers of the Company Group for fiscal year 2025 and the 6-month period ended June 30, 2026, and the amounts for which any Company Group member was invoiced during such period (the “Material Suppliers”). No Material Supplier has provided written notice of an intention to terminate or modify its relationship with, or materially reduce or adversely modify its business with, the Company Group.

4.21          Surety Bonds and Credit. Except as listed on Schedule 4.21, no member of the Company Group has any obligation to post any material surety bond, letter of credit, guarantee or other form of support (credit or otherwise) in respect of the Company Group or the Business. True, correct and complete copies of all such bonds, letters of credit, guarantees and other instruments posted by the Company Group immediately prior to the Closing have been provided to Buyer.

4.22          No Bankruptcy. No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company Group or any of its properties or assets is pending or, to the Knowledge of the Company, threatened in writing, and the Company Group has not made any assignment for the benefit of creditors or taken any action with a view to, or that would constitute the basis for, the institution of any such insolvency proceeding. The Company Group is not insolvent or unable to pay its debts as they become due.

4.23          Brokers’ Fees. Except as listed on Schedule 4.23, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Group for which Buyer or the Company Group shall have any responsibility.

4.24          Regulatory Status.

(a)            As of the Closing Date, each of the HiVolt Power Entities, with the exception of HiVolt Power VI, LLC, is an EWG and such status is in full force and effect in all material respects.

(b)            Each member of the Company Group is either (i) not a “holding company” as such term is defined in Section 1262(8) of PUHCA, or (ii) a “holding company” that is exempt from FERC’s PUHCA requirements to the extent set forth in 18 C.F.R. § 366.3(a).

(c)            No member of the Company Group is, or has been, subject to the jurisdiction of FERC under (i) the Natural Gas Act (15 U.S.C. Section 717, et seq.), (ii) the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301), or (iii) the ICA, or FERC’s implementing regulations under any of the foregoing. Neither the Company nor its Subsidiaries have received notice from FERC or any other Person asserting that any of the assets of the Company Group are, should, or will be regulated by FERC under the Natural Gas Act, the Natural Gas Policy Act of 1978, or the ICA. None of the Company Group’s pipeline assets are utilized in such a way that would subject any member of the Company Group to regulation by FERC.

(d)            No member of the Company Group is a “public utility” as such term is defined in Section 201(e) of the Federal Power Act.

(e)            Each of the HiVolt Power Entities has registered as a PGC under Section 25.109 of the rules of the PUCT and such status is in full force and effect in all material respects.

(f)             HiVolt Energy Texas, LLC has registered as a REP under Section 25.107 of the rules of the PUCT and such status is in full force and effect in all material respects.

(g)            All members of the Company Group are in material compliance with (i) the requirements of applicable ERCOT Protocols, (ii) the requirements of applicable regulations of the PUCT and FERC, and (iii) the requirements of applicable regulations of the RRC.

(h)            No member of the Company Group, and no portion of the assets of the Company Group, is, or at any time prior to the Closing Date has been, regulated as a “utility”, “electric utility”, “public utility”, “electrical corporation”, “public service company”, “transmission and distribution utility”, “gas utility”, “common carrier”, or similar entity by any state public service commission or similar Governmental Authority, including the PUCT, RRC, or the New Mexico Public Regulation Commission.

(i)             Except as set forth on Schedule 4.24, during the Lookback Period, no member of the Company Group has received any written notice, claim, complaint, protest, or assertion either from, or directed to, any Governmental Authority stating or finding that any member of the Company Group is in violation of or has failed to comply with, any requirement under the Federal Power Act, PUHCA, PURA and the regulations thereunder, or any other applicable requirements of ERCOT, the PUCT, or the RRC.

4.25          Anti-Corruption and Sanctions.

(a)            Since January 1, 2023, the Company Group and to the Knowledge of the Company, each of its directors, officers, employees and agents acting on behalf of the Company Group, has been and is in compliance in all material respects with all applicable anti-corruption, anti-bribery and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other applicable anti-corruption or anti-bribery Laws (collectively, “Anti-Corruption Laws”).

(b)            During the Lookback Period, neither the Company Group nor, to the Knowledge of the Company, any of its directors, officers, employees or agents acting on behalf of the Company Group, has (i) made, offered, promised, paid or authorized the payment of anything of value, directly or indirectly, to any government official or any other Person in violation of any Anti-Corruption Laws, (ii) made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iii) otherwise violated any Anti-Corruption Laws.

(c)            During the Lookback Period, the Company Group has been and is in compliance in all material respects with all applicable economic and trade sanctions Laws administered or enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Department of Treasury), the United Nations Security Council, the European Union or any of its member states, or the United Kingdom.

(d)            Neither the Company Group nor, to the Knowledge of the Company, any of its directors, officers, employees or agents acting on behalf of the Company Group, is (i) a Person that is the subject or target of any sanctions administered or enforced by any Governmental Authority or (ii) located, organized or resident in a country or territory that is the subject or target of comprehensive sanctions.

4.26          No Other Representations or Warranties. Notwithstanding anything to the contrary in this Agreement, none of the Unitholders and no member of the Company Group makes any representation or warranty in any provision of this Agreement or otherwise, other than those representations and warranties expressly set forth in this Article IV (subject to the Schedules and the limitations in this Section 4.26) and any Transaction Document. Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Section 4.26 is intended to be interpreted to, nor shall it be interpreted to or actually, impede, undermine, frustrate, limit or nullify (x) any claims made on the basis of or with respect to Actual Fraud, or (y) any remedies or rights available to any Buyer Indemnitee hereunder or under the R&W Policy (including the ability to seek or make claims, and receive proceeds, thereunder).

Article V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND MERGER SUB

Subject to the provisions of this Article V and the other terms and conditions of this Agreement, Buyer and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

5.1            Organization; Good Standing. Each of Buyer and Merger Sub is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of Buyer and Merger Sub is duly qualified, registered, or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so qualified, registered or licensed would not reasonably be expected to prevent or materially delay the consummation of the transaction contemplated by the Transaction Documents to which it is a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is a party.

5.2            Authority. Each of Buyer and Merger Sub has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by Buyer and Merger Sub of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by Buyer and Merger Sub, and no other limited partnership or limited liability company proceedings on the part of Buyer or Merger Sub are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party. The Transaction Documents to which each of Buyer and Merger Sub is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Buyer and Merger Sub, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Buyer or Merger Sub is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

5.3            No Conflicts; Consents and Approvals. The execution and delivery by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party, and the performance by each of Buyer and Merger Sub of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party, do not and will not:

(a)            violate or result in a breach of its Organizational Documents;

(b)            violate, breach or result in a default (or any event that with notice or passage of time or both would give rise to a default), or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both), under any material Contract to which Buyer or Merger Sub is a party, except for any such violation or default which would not reasonably be expected to result in a material impairment on Buyer’s or Merger Sub’s ability to perform its obligations hereunder;

(c)            assuming the HSR Approval has been received, violate or result in a breach of any Law applicable to Buyer or Merger Sub; or

(d)            assuming the HSR Approval has been received, require any consent or approval of any Governmental Authority under any Law applicable to Buyer or Merger Sub, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are customarily made or obtained after the Closing;

except, in cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment or acceleration, violations or Liens, as would not reasonably be expected to prevent, materially impede or materially delay Buyer’s or Merger Sub’s ability to timely consummate the transactions contemplated by this Agreement and the other Transaction Documents.

5.4            Legal Proceedings. There is no material Proceeding pending or, to Buyer’s Knowledge, threatened against Buyer or Merger Sub that seeks to or which would reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting or materially delaying the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. There is no unresolved Order issued or entered by any Governmental Authority against Buyer or Merger Sub that would, individually or in the aggregate, reasonably be expected to restrain, enjoin or otherwise render illegal any of the transactions contemplated by this Agreement.

5.5            Acquisition as Investment. Buyer is acquiring the Company for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Equity Interests of the Company to any other Person in violation of any state or federal securities laws. Buyer has made, independently and without reliance on the Company, its own analysis of the Company Group and its Assets for the purpose of acquiring the Company, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Equity Interests of the Company are not registered pursuant to the 1933 Act and that none of such Equity Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.6            Financial Resources. Buyer has, and will have on the Closing Date, sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it (a) to pay the Merger Consideration in accordance with the terms of this Agreement and all other amounts to be paid by Buyer under this Agreement and the other Transaction Documents, and (b) to otherwise perform its obligations hereunder and thereunder (including to satisfy all other costs and expenses incurred by Buyer in connection herewith and therewith).

5.7            Opportunity for Independent Investigation. Buyer has conducted an examination of available information relating to the Company Group and the Business, Buyer has such knowledge, sophistication and experience in business, technical and financial matters that it is capable of evaluating an investment in the Company Group and operating the Business and assets of the Company Group, and Buyer can bear the economic risk of an investment in the Company Group. Buyer is, and from and after the Closing shall be, qualified with any applicable Governmental Authority having jurisdiction over the Company Group and its Business and Assets to own and operate the same.

5.8            Broker’s Commissions. Except as set forth on Schedule 5.8, neither Buyer nor Merger Sub has, directly or indirectly, entered into any Contract with any Person that would obligate the Company or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

5.9            No Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or Merger Sub. Immediately after giving effect to the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties set forth in Article IV and Article V, none of Buyer or the Surviving Company, individually or in the aggregate, will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due. In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors.

5.10          Foreign Person. Neither Buyer nor Merger Sub is a foreign person as that term is used in Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565.

Article VI
COVENANTS

6.1            Interim Period Operations.

(a)            Except as (i) required or permitted by this Agreement including in connection with the Merger, (ii) consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) required by applicable Law or any existing Permit or Contract in place as of the Execution Date, or (iv) otherwise set forth in or contemplated by Schedule 6.1, from the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof (the “Interim Period”), the Company will and will use its commercially reasonable efforts to cause the applicable Company Subsidiary to (x) operate in the ordinary course of business; and (y) preserve intact in all material respects its material relationships with third parties. Without limiting the foregoing, except as (i) required or permitted by this Agreement, (ii) consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) required by applicable Law or any existing Permit or Contract in place as of the Execution Date, (iv) otherwise set forth in or contemplated by Schedule 6.1, or (v) otherwise required or permitted hereby or required by the terms of any material Permit or any Material Contract, the Company will and will cause the applicable Company Subsidiaries not to undertake any of the following during the Interim Period:

(i)              adopt any change in any of its Organizational Documents in a manner which would reasonably be expected to adversely impact Buyer in any material respect;

(ii)            (A) fail to maintain its limited liability company existence, or (B) consolidate with any other Person or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) all or substantially all of the assets of any other Person;

(iii)            sell, transfer or otherwise dispose of any material Assets, other than (A) sales of inventory in the ordinary course of business, and (B) dispositions of obsolete or worthless assets;

(iv)            split, combine or reclassify any Equity Interests;

(v)            transfer, issue, sell or otherwise dispose, or repurchase, redeem or otherwise acquire, any Equity Interests;

(vi)            liquidate, dissolve, recapitalize, reorganize or otherwise wind up all or any portion of the Business;

(vii)           purchase any securities of any Person, except for short-term investments made in the ordinary course of business in connection with ordinary course treasury or cash management transactions;

(viii)           terminate, renew, amend, restate, supplement or waive any material rights under any Material Contract;

(ix)              enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(x)               make any loans, advances or capital contributions to, or investments in, any other Person;

(xi)              incur (or enter into any agreement for the incurrence of) any Indebtedness, other than draw-downs from the Loan Agreement in the ordinary course of business or other Indebtedness the proceeds of which will be used in the ordinary course of business and which will be paid off prior to or in connection with the Closing;

(xii)            cause the Assets of any Company Group member or any Equity Interests in any Company Group member to be encumbered by any Liens, except for Permitted Liens;

(xiii)          increase or enhance the salary, wages, bonus targets, commission, equity or profits interests, cash or non-cash compensation, or benefits of any employee or other service provider;

(xiv)          hire or terminate any Executive or Key Employee;

(xv)          except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice;

(xvi)          make any new Tax election or change or revoke any existing Tax election (excluding elections made in the ordinary course of preparing and filing Tax Returns); settle or compromise (or offer to settle or compromise) any Tax claim, assessment, reassessment, liability or claim for indemnification with respect to Taxes; amend any Tax Return except as required by applicable Law; enter into any agreement with a Governmental Authority with respect to Taxes; enter into or change any Tax sharing, Tax advance pricing agreement, Tax allocation or Tax indemnification agreement the primary purpose of which relates to Tax; surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund; consent to the extension or waiver of the limitation period applicable to any Tax matter; enter into any “reportable transaction” described in Treasury Regulations Section 1.6011-4; make, enter into, file or initiate any discussions with a Governmental Authority relating to any voluntary disclosure or similar arrangement with any Governmental Authority; fail to timely file any Tax Return required to be filed by any member of the Company Group in a manner consistent with past practice (except where otherwise required by applicable Law); fail to timely pay all Taxes required to be paid by each member of the Company Group; fail to duly and timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by any member of the Company Group;

(xvii)          other than the capital expenditures in accordance with the Capital Expenditure Budget, make any capital expenditure in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xviii)         amend, terminate, fail to renew or otherwise modify any Real Property Lease, or enter into any new Real Property Lease;

(xix)            (x) cancel or materially modify any material insurance policies applicable to the Business or the Company Group, (y) fail to continue in full force and effect the insurance coverage under the material insurance policies applicable to the Business or the Company Group (or fail to renew such policies on substantially the same or more favorable terms as those on the date of this Agreement or obtain substantially equivalent new policies upon any expiration or termination of any such policies) or (z) reduce the amount of material insurance coverage applicable to the Business or the Company Group; or

(xx)            agree or commit to do any of the foregoing.

(b)            Notwithstanding the other provisions of this Section 6.1, Buyer’s approval of any action restricted by Section 6.1(a)(viii), (ix), (xi), (xii), (xvi) through (xix), shall be considered granted on the third (3rd) Business Day after receipt by Buyer of such request for consent unless Buyer notifies the requesting party to the contrary prior to such date. In the event of an emergency, a serious risk to life, property, or the environment, or in connection with any health conditions (including any epidemic, pandemic, or disease outbreak) or any applicable Law relating to, or as a result of, any health conditions (including any epidemic, pandemic, or disease outbreak), the Company Group may take such action as a reasonably prudent person operating a similar business would take, and any such actions shall not be deemed to be a breach of the provisions of this Section 6.1.

(c)            Notwithstanding anything in this Agreement, prior to the Closing, Buyer shall not directly or indirectly interfere with or control, or attempt to interfere with or control, the Company Group’s conduct of business in the ordinary course. Prior to the Closing, each of the Company Group and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, nothing herein will prevent the Company Group from (x) repaying indebtedness or (y) declaring, setting aside or paying any cash dividends on, or making any other cash distributions in respect of, any outstanding Equity Interests of the Company Group; provided that, all such distributions and dividends are paid in full prior to the Closing.

6.2            Access of Buyer.

(a)            During the Interim Period, the Company will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Assets of any Company Group member, but only to the extent that such access (i) does not unreasonably interfere with the Business or the safe commercial operations of the Assets of such Company Group member (or, as appropriate, its Affiliates) and (ii) is reasonably related to Buyer’s obligations and rights hereunder, including access to Tax Returns of the Company; provided, however, that (A) the Company shall have the right to have a Representative present for any communication with employees or officers of such Company Group member or its Affiliates, (B) Buyer shall and shall cause its Representatives to observe and comply with all rules, regulations, policies and instructions, including all health, safety and security requirements of such Company Group member and (C) Buyer shall not conduct any environmental site assessment or compliance evaluation or investigation without prior notice to such Company Group member and the opportunity for such Company Group member to have its Representative accompany Buyer or its Representative in the conduct of such environmental site assessment or compliance evaluation or investigation, provided, however, that in no event shall Buyer or its Representative conduct any invasive sampling, testing or analysis of environmental media, including use of infrared, optical gas or similar enhanced imaging equipment, as part of such assessment or investigation. All information obtained pursuant to this Section 6.2 will be “Evaluation Material” as such term is used in the Confidentiality Agreement and will be subject to the terms thereof. Notwithstanding the foregoing, any access pursuant to this Section 6.2 shall be solely in furtherance of Buyer’s and Buyer’s Representatives’ investigation of the Company Group and none of such access or material made available to Buyer and its Representatives shall include (1) any information subject to third Person confidentiality agreements, (2) information that, if disclosed, could reasonably be expected to violate any applicable privilege (including attorney-client privilege) available to the Company Group or any of their respective Affiliates or could reasonably be expected to constitute a waiver of rights of the Company Group or any of their respective Affiliates as to attorney work product or privileged communications (including attorney-client privileged communications), (3) information relating to bids received from others in connection with the transactions contemplated by this Agreement, including the identity of any such bidder and/or copies or terms of any confidentiality or non-disclosure agreements, letters of intent, expressions of intent or other proposals received from any such bidder, and information and analysis (including financial analysis) relating to such bids, or (4) information, the disclosure of which could reasonably be expected to result in non-compliance with or a violation of Law or would cause the Company Group or any of their respective Affiliates to breach a Material Contract. Without the prior approval of the Company, neither Buyer nor any of its Affiliates or Representatives shall contact or hold discussions with (x) any employees or suppliers, vendors, distributors or customers of the Company Group with respect to the transactions contemplated by the Transaction Documents or the business or operations of the Company Group (other than Integration Discussions conducted in accordance with the following sentence), or (y) any Governmental Authority with respect to the Company Group, any Assets of, or the business and operations of, the Company Group, any compliance with any Laws or the transactions contemplated by the Transaction Documents, except as otherwise required by Law or Governmental Authority. Without limiting the foregoing, during the Interim Period, the Company shall, and shall cause the other members of the Company Group and HVE Operations to make available to Buyer and its Representatives, upon reasonable prior notice and during normal business hours and if desired by the Company with a Representative of the Company present, the Key Employees and such other Business Employees as Buyer may reasonably request, for the purpose of discussing and planning the integration of the Company Group and the Business into the business and operations of Buyer and its Affiliates following the Closing (such discussions, “Integration Discussions”); provided, however, that for purposes of clarification and avoidance of doubt, any Integration Discussions shall be coordinated by Buyer with Josh Evans, Tyler Beard or Jeremy Bishop.

(b)            Buyer understands that the Company has had discussions regarding a potential sale of the Company and the preparation and negotiation of this Agreement, the Schedules hereto and the other documents contemplated herein, and that, (x) except to the extent discovery rules would otherwise permit review of such information by Buyer or the Company Group if such information were in the possession of the Company, (y) except in the case of any allegation of Actual Fraud and (z) excluding information related to this Agreement (including the representations and warranties and covenants set forth herein and the Schedules and Exhibits attached hereto), (i) Buyer and the Company Group shall not be entitled to use in connection with any disputes against the Company Group (before or after Closing) any of the Company Group’s internal drafts of this Agreement or emails or other written information (including in electronic form) relating to any potential sales process involving the Company, and (ii) Buyer hereby agrees that (A) it shall not have any rights to any such information and (B) it shall not request any of the Company Group members, their Affiliates or any of their respective Representatives to provide to it any such information.

(c)            If, at any time, the Company reasonably determines that Buyer or its Representative have not complied with the policies and procedures set forth in this Section 6.2, then the Company may immediately terminate such Person’s access.

(d)            Buyer and each of Buyer’s Representatives exercising the rights of access set forth in this Section 6.2 shall carry commercial general liability insurance (on an occurrence basis) insuring all activity and conduct of Buyer and Buyer’s Representatives while exercising rights of access set forth in this Section 6.2. At the Company’s written request, Buyer will provide or cause Buyer’s Representatives to provide the Company with written evidence, satisfactory to the Company, of the insurance required under this Section 6.2(d).

In connection with the rights of access, examination and inspection granted to Buyer under this Section 6.2, if Buyer exercises such rights, such access, examination and inspection will be at Buyer’s sole risk, cost and expense. Buyer shall indemnify, defend and hold harmless the Company Group, the Unitholders and their respective Affiliates and Representatives from and against losses to the extent arising out of, resulting from or relating to (i) any bodily injury, death or physical damage to property caused by Buyer or its Representatives in connection with any site visit or other due diligence activity conducted by Buyer with respect to the Company Group, the Business or the Assets of the Company Group, or (ii) the negligence, willful misconduct or violation of Law by Buyer or its Representatives in connection with any site visit or other due diligence activity conducted by Buyer with respect to the Company Group, the Business or the Assets of the Company Group; provided, that Buyer shall not be responsible for losses to the extent caused by the negligence, willful misconduct or violation of Law of the Company Group, the Unitholders or their respective Affiliates or Representatives. Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Section 6.2 is intended to be interpreted to, nor shall it be interpreted to or actually, impede, undermine, frustrate, limit or nullify (x) any claims made on the basis of or with respect to Actual Fraud, or (y) any rights, remedies or rights available to any Buyer Indemnitee hereunder or under the R&W Policy (including the ability to seek or make claims, and receive proceeds, thereunder). The provisions of this Section 6.2 will survive termination of this Agreement and the Closing.

6.3            Regulatory and Other Approvals.

(a)            Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will, and will cause their Representatives to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (whether or not such approvals, consents, registrations, Permits, authorizations and other confirmations are conditions to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents).

(b)            In furtherance and not in limitation of the foregoing, if applicable, each of the Parties will make or cause its ultimate parent entity (as such term is defined in the HSR Act) to make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable after the Execution Date, but in no event later than five (5) Business Days after the Execution Date, and shall simultaneously file therewith a request for early termination of the applicable waiting period under the HSR Act. Thereafter, the Parties will as promptly as practicable respond and substantially comply with any requests for additional information and documentary material from any Governmental Authority concerning such transactions. Buyer shall use reasonable best efforts to cause the applicable waiting period specified in the HSR Act to expire or to be terminated as promptly as practicable after the Execution Date and, in any event, on or before the Outside Date. Without limiting the foregoing, the Parties will cooperate to have the applicable HSR Act waiting period expire on or before the Outside Date. If any objections are asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement and the other Transaction Documents under the HSR Act or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or if any Proceeding or action is instituted by any Governmental Authority or any other Person challenging any of the transactions contemplated by this Agreement or the other Transaction Documents as violative of the HSR Act, or an Order is issued temporarily or permanently enjoining any of the transactions contemplated by this Agreement and the other Transaction Documents, Buyer shall, and shall cause each of its Affiliates to, use their reasonable best efforts to take any and all steps necessary to resolve any formal or informal objections that a Governmental Authority or any other Person may assert under the HSR Act and to avoid or eliminate each and every impediment under the HSR Act that may be asserted by any Governmental Authority or any other Person so as to enable the Parties hereto to close the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, and in any event prior to the Outside Date; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be required to (and the Company shall not, without the prior written consent of Buyer, commit Buyer or any of its Affiliates to) (i) propose, offer, negotiate, commit to or effect, by Order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, the Equity Interests, the Assets, assets, properties, rights, products, leases, businesses, the Business, services or other operations or interests therein of Buyer or its Affiliates or the Company Group, (ii) create, terminate or divest any relationships, ventures, contractual rights or obligations of Buyer or the Company Group or any of their respective Affiliates, (iii) otherwise take or commit to take any action that after the Closing Date would limit Buyer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, the Business or any of the Assets of the Company Group, or (iv) agree or commit to any of the foregoing, in each case, as a condition to obtaining any approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations or confirmations required directly or indirectly under any Law. For the avoidance of doubt, the Company shall not be under any obligation to take any of the actions described in the foregoing proviso with respect to itself or its respective Affiliates (including the Company Group).

(c)            Each of the Parties shall, or shall cause their respective counsel to, furnish the other Party with such necessary information and reasonable assistance and cooperation as the other Party may reasonably request in connection with obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to the preparation of necessary filings or submissions. Each of the Parties shall, or shall cause their respective counsel to, supply to the other Party copies of all correspondence, filings or written communications by such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, except for documents filed pursuant to Item 4(c) and Item 4(d) of the HSR Notification and Report Form (which shall be provided in the event any Governmental Authority issues a request for additional information and documentary material under the HSR Act, provided the Parties enter into a mutually acceptable joint defense agreement); provided, that materials may be redacted to remove references concerning valuation, documents or information that reveal either Party’s negotiating objectives, strategies or purchase price expectations and documents or information covered by the attorney-client privilege, work product doctrine or other similar privilege or confidentiality concerns. To the extent not prohibited by such Governmental Authority, the Parties will (i) give each other reasonable advance notice of all substantive meetings, discussions and communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (ii) not participate independently in any such meeting, discussion or communication without first giving the other Party (or the other Party’s outside counsel), to the extent permitted by such Governmental Authority, an opportunity to attend and participate in such meeting, discussion or communication (which, at the request of either Buyer or the Company, will be limited to outside antitrust counsel only), (iii) give the other Party reasonable advance notice of all substantive oral communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iv) if any Governmental Authority initiates an oral communication regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, to the extent permitted by such Governmental Authority, provide an opportunity for the other Party to participate in such communication to the extent practicable and, if such Party cannot participate, promptly notify the other Party of the content and substance of such communication, (v) consult with each other prior to taking any material substantive position or in any written submission to, or in any meeting, discussion or communication with, any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (vi) provide each other with a reasonable advance opportunity to review, discuss and comment upon, and consider in good faith (subject to appropriate redactions for confidentiality, attorney-client privilege or work product doctrine concerns) the views of the other Party in connection with, all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and other materials made or submitted by or on behalf of any Party relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents) with a Governmental Authority regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that each Party will be solely responsible for the final content of any substantive oral or written communications of such Party with any applicable Governmental Authority. The Parties shall jointly determine all tactics and strategies relating to their compliance with this Section 6.3 and obtaining the termination or expiration of any applicable HSR Act waiting period, subject to each Party undertaking good faith consultations with, and taking into account in good faith the views of, the other Party. Notwithstanding any provision of this Section 6.3, no Party shall be required to provide the other Party with documents and information regarding, and documents and information may be redacted to remove references to, valuation, any Party’s negotiating objectives, strategies or purchase price expectations or covered by the attorney-client privilege, work product doctrine or other similar privilege or confidentiality concerns absent entering into a mutually acceptable joint defense agreement.

(d)            Buyer and the Company shall each pay fifty percent (50%) of all statutory filing fees associated with filings under the HSR Act, subject to the limitations set forth in the definition of “Transaction Expenses”, which such obligation, notwithstanding anything to the contrary herein, shall survive termination of this Agreement pursuant to Article IX.

6.4            Expenses. Except as otherwise contemplated by this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses, including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses (a) incurred by the Company Group in connection with the Transaction Documents and the transactions contemplated thereby, including the Transaction Expenses, shall be paid by the Company; provided that, if the Closing occurs, any such costs and expenses of the Company Group that remain unpaid as of the Closing shall constitute Transaction Expenses, shall be paid in accordance with Section 3.3(d) and shall reduce the Merger Consideration pursuant to Section 3.1(f), and (b) incurred by Buyer in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by Buyer; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled. A “prevailing” party shall include a claimant or plaintiff who successfully asserts a claim and is awarded relief by the court or arbitration tribunal, as well as a defendant or respondent who defeats a claim for relief.

6.5            Tax Matters

(a)            Tax Returns.

(i)            The Unitholders’ Representative, at its sole cost and expense, shall prepare or cause to be prepared, and shall timely file or cause to be filed, all Pass-Through Tax Returns required to be filed after the Closing Date that relate to a Pre-Closing Tax Period. Each Pass-Through Tax Return shall be prepared in a manner consistent with this Agreement and past practice; provided, that (A) each position taken thereon is at a “more likely than not” standard under applicable Law (or under a higher level of comfort), and (B) notwithstanding the Intended Tax Treatment and as a protective measure in the event the Intended Tax Treatment is challenged, if the Company does not have in effect the election provided in Section 754 of the Code (or similar provisions of applicable state and local Tax Law) (a “Section 754 Election”) for the taxable year that includes the Closing Date, the Unitholders’ Representative shall cause the Company to make a Section 754 Election on all applicable Pass-Through Tax Returns. At least thirty (30) days prior to the due date for filing of any such Pass-Through Tax Return, the Unitholders’ Representative shall deliver a draft of such Pass-Through Tax Return, together with all supporting documentation and workpapers, to the Buyer for its review and reasonable comment. The Buyer shall provide any reasonable comments to any such draft Pass-Through Tax Return no later than fifteen (15) days after receipt of such draft from the Unitholders’ Representative, and the Unitholders’ Representative will cause such Pass-Through Tax Return to reflect any reasonable comments timely received from Buyer. In connection with any such Pass-Through Tax Returns, Buyer and the Surviving Company shall use commercially reasonable efforts to facilitate the Unitholders’ Representative’s utilization of the Surviving Company’s existing tax return preparation firm(s) (the “Tax Preparer”), including (i) providing reasonable access to the Surviving Company’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Tax Preparer to take direction from the Unitholders’ Representative.

(ii)            The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis all other Tax Returns (i.e., not described in clause (i)) of any member of the Company Group for any Pre-Closing Tax Period that are due after the Closing Date. Any such Tax Return that is required to be filed prior to the final computation of the Final Merger Consideration shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law applying a “more likely than not” standard (or a higher level of comfort).

(b)            Proration of Straddle Period Taxes. Solely for purposes of determining the amount of Pre-Closing Taxes, in the case of Taxes that are payable with respect to any Straddle Period:

(i)            Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a “closing of the books” basis by assuming the applicable Straddle Period ended as of the close of business on the Closing Date; provided that, except as otherwise provided in Section 6.5(g), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)            Taxes that are imposed on a periodic basis with respect to the Assets of the Company Group shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date by prorating each such Tax based on the number of days in the applicable Straddle Period that occur before and include the Closing Date, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand. The amount of such Taxes that is allocable to the portion of the Straddle Period (1) ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (2) beginning after the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days after the Closing Date through the end of the Straddle Period, and the denominator of which is the number of calendar days in the entire Straddle Period.

(c)            Transfer Taxes. Buyer, on the one hand, and the Unitholders, in the aggregate, on the other hand, shall each bear and pay 50% of all state and local transfer, sales, use, stamp, registration or other similar Taxes and any documentary, filing or recording fees resulting from the transactions contemplated by this Agreement (“Transfer Taxes”) and shall indemnify, defend and hold harmless the other for any Transfer Taxes allocated to such party. The party required by Law shall, at its own expense, prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes. Buyer, the Company and the Unitholders’ Representative shall cooperate in good faith therewith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d)            Cooperation. Buyer, the Unitholders and the Unitholders’ Representative shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any inquiry, claim, assessment, audit, examination, litigation or other judicial or administrative proceeding with respect to Taxes imposed on or with respect to the Assets, operations or activities of the Company Group (each a “Tax Proceeding”). Such cooperation shall include prompt written notice of the initiation of any such Tax Proceeding, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax Proceedings, making employees, representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)            Restrictions on Certain Actions. Except as expressly permitted herein or as required by applicable Law, neither Buyer nor its Affiliates shall, without the prior written consent of the Unitholders’ Representative (not to be unreasonably withheld, conditioned, or delayed), or, from the Closing Date and until the Final Merger Consideration Determination Date for non-Pass-Through Tax Returns, permit the Company Group to take, any of the following actions in respect of any Taxes that would reasonably be expected to reduce the Final Merger Consideration, or in respect of any Pass-Through Tax Return: (a) file any amended Tax Return of any member of the Company Group with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date, (b) take any action that would extend the applicable statute of limitations for any Tax Return of any member of the Company Group for any taxable period (or portion thereof) ending on or prior to the Closing Date, (c) file, amend or revoke any Tax election made on a Tax Return of any member of the Company Group for a taxable period (or portion thereof) ending on or prior to the Closing Date or (d) take any action on the Closing Date after the Closing that is outside the ordinary course of business.

(f)            Intended Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, given the Company is currently a partnership and intended to be a “disregarded entity” following the Closing, the Merger is intended to be treated as a sale of all of the partnership interests of the Company, and thus, as provided in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2): (1) with respect to the Buyer, the Company is deemed to make a liquidating distribution of all of its assets (subject to its liabilities) to the Unitholders, and following this distribution, the Buyer is treated as purchasing all the assets (subject to the liabilities of the Company) deemed to have been distributed to such Unitholders in liquidation of their ownership interests in the Company, as the case may be, and (2) with respect to the Unitholders, such Parties are treated as selling their respective Class A Units and Class B Units as partnership interests (collectively, the “Intended Tax Treatment”).

(g)            Deductions. Notwithstanding anything contained in this Agreement to the contrary, unless otherwise required by applicable Law, any Tax deductions of the Company Group attributable to or arising from the Transaction Expenses, or other costs relating to the transaction contemplated by this Agreement that are paid or accrued by the Company Group on or before the Closing Date, shall, with respect to the Company Group, and to the extent permitted by applicable Law at a “more likely than not” (or higher) level of comfort, be allocated to the Pre-Closing Tax Period, and the safe harbor election provided for in IRS Revenue Procedure 2011-29 shall be made with respect to any Transaction Expenses that constitute a “success-based fee.”

(h)            Push-Out Election. Notwithstanding anything to the contrary in this Agreement, the Parties agree to cause the Company (or any applicable party, including any partnership representative, tax matters representative, tax matters partner or designated individual) to make an election under Section 6226 of the Code (or any similar provision of applicable state, local or non-U.S. Law) with respect to any imputed underpayment of the Company for any Pre-Closing Tax Period, and the Unitholders (or their direct or indirect owners) shall reasonably cooperate with respect thereto. The Unitholders’ Representative shall have the sole ability to appoint or remove any partnership representative (within the meaning of Section 6223 of the Code) with respect to the Company for any Pre-Closing Tax Period.

6.6            Public Announcements. Whether prior to or subsequent to the Closing, neither Party shall make any press release or other similar public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures (a) to the extent necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities), (b) to the extent required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (c) of the terms of this Agreement by Buyer or the Unitholders to their respective Representatives. Subject to the foregoing, if a Party desires to make an announcement to the general public, it shall first give the other Party forty-eight (48) hours prior written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) a written draft of the text of such public announcement. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.6 will survive the termination of this Agreement pursuant to Article IX and the Closing.

6.7            Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause the Company Group, as applicable, to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that no such act or document shall increase a Party’s liabilities or obligations (or require any payments by the Unitholders), or decrease its rights or benefits, under this Agreement or any other Transaction Document.

6.8            R&W Policy. Buyer shall use reasonable efforts to satisfy all required conditions to issuance of the R&W Policy in the R&W Policy Commitment in order for coverage under the R&W Policy to be effective as of the Closing. The Buyer shall cause the R&W Policy to (a) not provide for any “seller retention” (as such phrase is commonly and customarily used in the representations and warranties insurance policy industry), (b) expressly provide that the R&W Insurer issuing the R&W Policy shall waive or otherwise not pursue any subrogation, contribution or other rights against the Seller Parties, except in the case of Actual Fraud by any of the Seller Parties (the “Subrogation Waiver Provision”), (c) provide that the Seller Parties are express third-party beneficiaries of such Subrogation Waiver Provision, and (d) provide that the Subrogation Waiver Provision shall not be amended, modified, or otherwise changed in a manner reasonably expected to be materially adverse to the Seller Parties without the prior written consent of the Company (if prior to the Closing) or the Unitholders’ Representative (if after the Closing). From and after the Execution Date and after the Closing, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate, or waive the Subrogation Waiver Provision in a manner inconsistent with the immediately preceding sentence. The costs and expenses of the R&W Policy, including all premiums, underwriting fees and other amounts payable in connection therewith as stipulated by the R&W Policy Commitment (collectively, the “R&W Policy Expenses”), shall be borne equally by Buyer and the Company, subject to the limitations set forth in the definition of “Transaction Expenses”. Buyer shall pay or cause to be paid all R&W Policy Expenses, and the Company’s fifty percent (50%) share thereof shall constitute a Transaction Expense. The Unitholders’ Representative shall, and shall cause its Affiliates to, provide all cooperation reasonably requested by Buyer and its Representatives in connection with underwriting, and maintaining the effectiveness of, such R&W Policy, including (i) furnishing upon reasonable request of Buyer and its Representatives any customary information related to the Company Group that is reasonably required or requested in connection therewith, (ii) executing and delivering to Buyer and its Representatives any customary documents or materials that are reasonably required or requested in connection therewith, and (iii) providing any additional diligence information available to, or otherwise within the possession of, the Unitholders or the Company Group, including any information reasonably required to address, limit or remove any conditional exclusions or modifications under the R&W Policy. The Seller Parties (on behalf of themselves and their respective Affiliates) agree that no Buyer Indemnitee shall have any obligation to pursue any claim for any losses or damages under the R&W Policy, and nothing herein shall require any Buyer Indemnitee to commence any claim, suit or other proceeding, including any action, litigation or proceeding, to recover proceeds under the R&W Policy. The Unitholders’ Representative shall deliver to Buyer and its Representatives a complete and accurate electronic copy of the Data Room within 10 Business Days following the Closing. For the avoidance of doubt, nothing in this Section 6.8 nor any other terms, conditions, limitations, provisions and restrictions (including time for asserting claims) set forth in this Agreement shall limit (nor are they intended to modify, restrict, limit or otherwise adversely affect) the rights of any Buyer Indemnitee under the R&W Policy. Notwithstanding anything to the contrary in this Agreement, neither the Seller Parties nor their Affiliates nor any of their respective Representatives shall be entitled to any insurance proceeds from coverage under the R&W Policy.

6.9            Confidentiality.

(a)            Buyer acknowledges that, pursuant to its right of access to records or the Assets of the Company Group, Buyer and Buyer’s Representatives will become privy to confidential and other information of the Company or its Affiliates and Buyer shall ensure that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate. Notwithstanding the foregoing, if this Agreement is terminated pursuant to its terms then the Confidentiality Agreement is hereby automatically extended and the term of such Confidentiality Agreement shall extend and survive until the later to occur of the remaining term set forth therein and the twelve (12)-month anniversary date of the termination of this Agreement.

(b)            Subject to Section 6.6 and the Confidentiality Agreement (which shall terminate if the Closing should occur), except as required by applicable Law (including to the extent required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates), each Party agrees that it will keep confidential and will not use, disclose or divulge (except as permitted by this Agreement) the terms of this Agreement and the transactions contemplated hereby, or any confidential, proprietary or secret information that such Party may obtain from the other Party pursuant to financial statements, reports and other materials submitted by such Party pursuant to this Agreement or otherwise, unless such information is known, or until such information becomes known, to the public without wrongful disclosure by the receiving Party or its attorneys, accountants, consultants, other professionals, Affiliates, or partners, or such information is required or requested by a Governmental Authority, in a Party’s legal counsel’s written opinion, to be disclosed; provided, however, that if a Party’s legal counsel determines that such disclosure is required, the receiving Party shall promptly (and, in any event, within five (5) Business Days) notify the disclosing Party in writing prior to disclosure (to the extent legally permissible and practicable) so that the disclosing Party can seek a protective order or other reasonable protections to avoid unnecessary disclosure; and provided, further that the Parties may disclose such information (i) to their respective attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services and (ii) to any Affiliate or member or lender of the Company or Affiliates of Buyer, as applicable, provided that such Persons also agree to keep such information confidential and to protect such information as required by this Agreement. Notwithstanding anything in this Agreement to the contrary, following Closing, the Unitholders’ Representative may disclose information to the Unitholders, who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

6.10            Insurance Matters.

(a)            Buyer acknowledges and agrees that, from and after the Closing Date (i) the Unitholders or their Affiliates may terminate coverage with respect to the properties and Assets of the Company Group under any insurance policies maintained by the Company Group or with respect to which any Company Group member is a named insured or otherwise the beneficiary of coverage (the “Company Insurance Policies”), (ii) none of the properties or assets of the Company Group will be covered under Company Insurance Policies following the Closing Date, and (iii) Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to post-Closing insurance coverage for the properties and Assets of the Company Group.

(b)            The Unitholders and their Affiliates shall be entitled to receive and retain any and all amounts paid to insured Persons pursuant to any Company Insurance Policy in respect of any insurance claim relating to the conduct of the business of the Company Group prior to the Closing Date; provided, that any insurance proceeds relating to a casualty event occurring prior to the Closing Date with respect to the Company Group or its Assets and which has not been fully remediated as of the Closing Date, shall be made available to Buyer or assigned to the Surviving Company, as applicable, and shall inure to the benefit of Buyer and the Surviving Company from and after the Closing.

6.11         Affiliate Services. The Unitholders and their Affiliates shall have no obligation to provide any services with respect to the Company Group or their respective Assets from and after the Closing and the Unitholders shall, and shall cause the Company Group to, terminate all transactions and Contracts between any Company Group member, on the one hand, and the Unitholders or any of their Affiliates, on the other hand, prior to or effective as of the Closing Date (with no further liability to such Company Group member) and provide to Buyer evidence of the termination of, all such transactions and Contracts.

6.12         Continuing Indemnification.

(a)            Buyer shall, and shall cause its Subsidiaries (including after the Closing, the Company Group) to, ensure that all rights to exculpation, indemnification and reimbursement and advancement of expenses now existing in favor of the current or former members, directors, managers, or officers of the Company Group as of the Closing Date or any Person who, at the request of the Company Group, served as a director, manager, or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators “D&O Indemnified Persons”) as provided in the respective governing documents and indemnification agreements, including Organizational Documents, to which any Company Group member is a party, shall survive the Closing and shall continue in full force and effect, and Buyer shall cause the Company Group to continue to honor their respective obligations in accordance with the terms thereof for a period of six (6) years from the Closing Date. During such time period, the indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified (unless required by Law) in a manner that is adverse to any such Person; provided that all rights to indemnification and advancement of expenses in respect of any Proceeding arising out of or related to matters existing or occurring at or prior to the Closing and asserted or made within such six (6)-year period shall continue until the final disposition of such Proceeding.

(b)            Prior to the Closing Date, the Company shall, or shall cause the Company Group to, obtain a “tail” insurance policy, effective as of the Closing Date (the “D&O Insurance Policy”), to extend the liability coverage of the existing directors’ and officers’ insurance policies and fiduciary and employment practices insurance policies for any D&O Indemnified Persons (collectively, “D&O Insurance”), in each case with a claims reporting or discovery period of at least six (6) years from and after the Closing Date, from an insurance carrier with the same or better credit rating as the insurance carrier(s) providing D&O Insurance immediately prior to the Closing Date and with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the D&O Indemnified Persons as the D&O Insurance of, or maintained on behalf of, the Company Group as of immediately prior to the Closing Date with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby). Buyer shall maintain, or cause to be maintained, the D&O Insurance Policy in full force and effect and continue to honor the obligations thereunder during the term thereof. The Company and the Buyer shall each bear fifty percent (50%) of the cost of obtaining the D&O Insurance Policy (the “D&O Insurance Reimbursement Amount”), subject to the limitations set forth in the definition of “Transaction Expenses”.

(c)            In the event that Buyer, any Company Group member or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person in such consolidation or merger, or (ii) converts into another Person or transfers all or substantially all of its properties and Assets to any Person, then, and in either such case, Buyer shall cause such Company Group member to take all necessary actions to ensure such Company Group member’s successors and assigns assume the obligations set forth in this Section 6.12; provided, that neither Buyer nor any Company Group member shall be relieved from such obligations.

(d)            Buyer, on behalf of itself and, following the Closing, the Company Group, acknowledges and agrees that the D&O Indemnified Persons may have certain rights to indemnification, reimbursement or advancement of expenses or insurance provided by other Persons. Buyer, on behalf of itself and, following the Closing, the Company Group, agrees that: (i) from and after the Closing, Buyer and the Company Group shall be the indemnitors of first resort; (ii) the obligations of any such other Persons to advance expenses or to provide indemnification for the same expenses or any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty, or endorsement of or by any Person of any type, whether fixed, known or unknown, and whether accrued, absolute, matured or unmatured, incurred by any such D&O Indemnified Person are secondary to the obligations of Buyer and the Company Group; (iii) from and after the Closing, Buyer and the Company Group shall be (A) required to advance the full amount of expenses incurred by any such D&O Indemnified Person; and (B) liable for the full indemnifiable amounts, without regard to any rights any such D&O Indemnified Person may have against any such other Person; and (iv) from and after the Closing, Buyer and the Company Group members shall irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect of such claims except with regard to Actual Fraud or willful misconduct.

(e)            The provisions of this Section 6.12 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives. The obligations of Buyer and the Company Group under this Section 6.12 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Person to whom this Section 6.12 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12, each of whom shall have full rights of enforcement of the provisions of this Section 6.12 as if such D&O Indemnified Person was a party to this Agreement). The rights of each D&O Indemnified Person under this Agreement shall be in addition to any other rights such D&O Indemnified Person may have under the Company Group’s Organizational Documents in effect as of the Execution Date, under any and all indemnification Contracts of or entered into by the Company Group and at Law and in equity. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to claims under any D&O Insurance policy that is or has been in existence with respect to the Company Group or its members, managers, officers, directors and employees, it being understood and agreed that the rights provided for in this Section 6.12 are not prior to, or in substitution for, any such claims under any such policies.

6.13          Retention of Books and Records.

(a)            The Unitholders’ Representative, Unitholders and their Affiliates shall have the right to retain, at their sole cost and expense, copies of (i) all U.S. federal, state and local income Tax Returns and other information and documents relating to Tax matters of any member of the Company Group, in each case, relating to periods ending on or prior to the Closing Date, (ii) all data room materials, (iii) all books and records prepared in connection with the transactions contemplated herein or as may be necessary for the Unitholders’ Representative, Unitholders and their Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents, including any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Company Group, which such books and records includes, for the avoidance of doubt, valuations or estimates with respect to the Interests, any pricing assumptions, forward pricing estimates, price decks or pricing studies related thereto, (iv) all employment records, (v) all books and records that are not related exclusively to the Business, the Company Group, the Assets of the Company Group or the Interests or that pertain to the Unitholders’ Representative, Unitholders and their Affiliates’ other businesses, Assets or operations, (vi) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine) or unaffiliated third-party restrictions on disclosure or transfer, (vii) any internal records, documents or communications relating to the acquisition of any member of the Company Group, (viii) any books and records prepared for or delivered to the board of managers (or similar governing authority) of the Company, in each case, whether prepared by the Company Group, the Unitholders’ Representative, Unitholders and their respective Affiliates or any third party, and (ix) all books and records and other information and documents as required by any Governmental Authority, including any applicable Law or regulatory request.

(b)            From and after the Closing, Buyer will use its commercially reasonable efforts to retain, or to cause its Affiliates (including the Company Group) to retain, all books, records and other documents pertaining to the Company Group, including the Business and the Company Group’s Assets, in existence on the Closing Date and to make the same available after the Closing Date for examination, making extracts from and copying by the Unitholders’ Representative, Unitholders, or their Representatives, at the Unitholders’ expense, upon reasonable notice to the extent not retained by the Unitholders’ Representative or Unitholders in accordance with Section 6.13(a), including any books and records required (i) by the Unitholders’ Representative or Unitholders to prepare or file any Tax Return, (ii) in connection with any audit or similar Proceeding involving the Unitholders’ Representative, Unitholders, or their Affiliates, (iii) to enable the Unitholders’ Representative or Unitholders to comply with its covenants and obligations or exercise its rights under this Agreement or any of the other Transaction Documents or (iv) by the Unitholders’ Representative or Unitholders to prepare any financial statements of the Company.

(c)            Information Technology. Prior to the Closing, the Company shall be entitled to erase any data related to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, from any desktop, laptop, smart phone, tablet or other mobile computing device, network gear, data center gear and any other information technology equipment held by the Company Group and included in the Company Group’s Assets.

6.14            Employee Matters.

(a)            Prior to the Closing, Buyer or its Affiliates shall make offers to all of the Business Employees (other than the Business Employees set forth on Schedule 6.14(a) (the “Scheduled Employees”)) for employment with Buyer or its Affiliate on terms of employment (including with respect to levels of compensation and benefits) that are substantially similar in the aggregate to the terms of employment in effect for such Business Employees immediately prior to the Closing Date (the “Employment Offers”).  Each Employment Offer will comply with the requirements of Law and will specify that, if the Employment Offer is accepted by the Business Employee (each such Business Employee who accepts an Employment Offer and commences employment with Buyer or its Affiliate, a “Hired Employee”), such Hired Employee’s employment with Buyer or its Affiliate (as applicable) will commence as of the Closing Date (the “Start Date”).  Each Employment Offer shall be conditioned upon the applicable Business Employee’s (i) satisfactory completion of Buyer’s standard background check, reference check and drug screening processes applicable to similarly situated new hires of Buyer, (ii) execution and delivery of Buyer’s standard form of confidentiality, non-competition, non-solicitation, intellectual property assignment, and any other restrictive covenant agreement(s) applicable to similarly situated new hires of Buyer, (iii) satisfactory completion of Buyer’s standard new-hire onboarding and documentation requirements, including completion of Form I-9 and provision of all documentation required to establish identity and employment authorization, and (iv) execution and delivery of such other agreements and documents as Buyer customarily requires of its similarly situated new hires (collectively, the “New Hire Requirements”). As of the Start Date, each Hired Employee will cease to be employed by HVE Operations and will assume employment with Buyer or its Affiliates (including, following the Start Date, the Company Group).  The Company shall, and shall cause HVE Operations to, use commercially reasonable efforts to cooperate with Buyer in connection with the Employment Offers and the satisfaction of the New Hire Requirements, including by (A) facilitating Buyer’s reasonable access to each Business Employee for purposes of conducting interviews, background checks and the completion of new-hire documentation, (B) providing Buyer with such personnel records, employment files and other information regarding the Business Employees as Buyer may reasonably request (subject to applicable Law), and (C) not taking any action that would impede, discourage or interfere with Buyer’s efforts to make Employment Offers or hire the Business Employees. Buyer may revoke or withdraw any Employment Offer for a Business Employee who fails to satisfy the New Hire Requirements and Buyer shall not be obligated to offer employment to a Business Employee who fails to satisfy the New Hire Requirements. HVE Operations shall terminate the employment of, and Buyer shall have no liability to the Company, HVE Operations or any Business Employee with respect to, any Business Employee who does not satisfy the New Hire Requirements, does not accept (or withdraws acceptance of) an Employment Offer or voluntarily elects not to transfer employment.

(b)            During the twelve (12)-month period commencing on the Closing Date, Buyer shall, or shall cause the Company Group to, provide each Hired Employee with (i) a base salary or base wages, as applicable, and a target cash bonus opportunity that are no less favorable in the aggregate than the salary or wages and target cash bonus opportunities set forth on Schedule 4.14(a) and (ii) employee benefits (including health, dental, vision, life insurance, disability, retirement plan eligibility, vacation and other paid time off, but excluding any equity-based or equity-linked compensation, severance, defined benefit pension benefits, nonqualified deferred compensation, retiree or post-employment welfare benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer following the Closing Date.

(c)            With respect to participation by each Hired Employee in any employee benefit plan, agreement, arrangement or program of Buyer or its Affiliates, Buyer shall, or shall cause the Company Group to: (i) recognize, for purposes of eligibility and vesting (but not benefit accrual) under all plans, programs and arrangements established or maintained by Buyer or an Affiliate of Buyer for the benefit of such Hired Employee, service with HVE Operations prior to the Closing Date to the extent such service was recognized under the corresponding Business Employee Plan, program or arrangement covering such Hired Employee immediately prior to the Closing Date; (ii) waive any pre-existing condition exclusions, actively-at-work requirements and waiting periods under all employee health and other welfare benefit plans established or maintained by Buyer or an Affiliate of Buyer for the benefit of such Hired Employee, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding Business Employee Plans in which such Hired Employee was eligible to participate immediately prior to the Closing Date; and (iii) use commercially reasonable efforts to provide full credit for any co-payments, deductibles or similar payments such Hired Employee made or incurred under the Business Employee Plan prior to the Closing Date for the plan year in which the Closing Date occurs, provided that the Company provides Buyer with a schedule (and any applicable supporting documentation requested by Buyer) with respect to such amounts within 30 days after the Closing Date.

(d)            The Company shall cause HVE Operations and its Affiliates (other than the Company Group) to retain, and HVE Operations and its Affiliates (other than the Company Group) shall be solely responsible for, all liabilities associated with withholding taxes and similar obligations related to the Business Employees arising in connection with such Business Employee’s employment by HVE Operations, and all liabilities and obligations arising under or relating to the Business Employee Plans and any other Plan sponsored, maintained or contributed to by HVE Operations or its Affiliates (other than the Company Group), including: (i) any severance, change-in-control, retention, transaction or similar payment or benefit that accrues or becomes payable to any Business Employee on or prior to the Closing; (ii) any workers’ compensation premiums or claims made by, or on behalf of, any Business Employee in respect of periods before the Closing, regardless of when any such claim is filed, including medical claims with respect to services rendered before the Closing; (iii) any claims made by any former or current Business Employee for salary, commissions, overtime pay, bonuses, amounts under any compensation plans or arrangements sponsored, maintained or contributed to by HVE Operations or its Affiliates (including any nonqualified deferred compensation, incentive, bonus, equity-based or equity-linked compensation, or severance plan or arrangement), or accrued but unused vacation pay, in each case relating to their employment tenure with HVE Operations or its Affiliates on or prior to the Closing; and (iv) any liabilities, obligations, debts or claims arising with respect to or in connection with the Business Employee Plans to the extent that such liabilities, obligations, debts or claims arose prior to the Closing Date or relate to any Business Employee who does not become a Hired Employee. For purposes of this Section 6.14(d), the following claims shall be deemed to be incurred as follows: (A) life, accidental death and dismemberment, and short-term disability benefits, on the event giving rise to such benefits; (B) medical, vision, dental and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (C) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the applicable Business Employee Plan.

(e)            As soon as reasonably practicable following the Closing (and in any event within ten (10) Business Days after the Closing), Buyer shall, or shall cause the Company Group to, establish an employee incentive program for the benefit of certain key employees, including those listed on Schedule 6.14(e) (the “Employee Incentive Program”), subject to the terms and conditions to be set forth in the Employee Incentive Program documents in substantially the forms attached hereto as Exhibit F. Payments under the Employee Incentive Program shall be made through the payroll system of the Company Group, net of applicable Tax withholdings.

(f)            Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement of Buyer, or shall limit the right of Buyer or any of its Affiliates, to amend, terminate or otherwise modify any such employee benefit plan or arrangement following the Closing in accordance with its terms. In the event that (i) a party other than Buyer or any of its Affiliates makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement of Buyer, and (ii) such provision is deemed in any judicial proceeding to be an amendment to such employee benefit plan or arrangement even though not explicitly designated as such in this Agreement, then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.

(g)            The provisions of this Section 6.14 are solely for the benefit of the Parties and nothing herein express or implied shall confer upon any employee, Hired Employee or any legal representative or beneficiary thereof any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever.

6.15            Distributions. Notwithstanding anything in this Agreement to the contrary, at or immediately prior to the Measurement Time, the Company, in its sole discretion, may cause the Company Group to pay cash dividends and/or cash distributions to the Company or its Affiliates to the extent permitted to do so under the Company’s governing documents and applicable Law.

6.16            No Other Representations. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE SCHEDULES), OR IN ANY OTHER TRANSACTION DOCUMENT, THE UNITHOLDERS AND THE COMPANY GROUP EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, (I) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, INCLUDING WITH RESPECT TO (A) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, OR OTHERWISE RELATING IN ANY WAY TO THE BUSINESS, THE ASSETS OF THE COMPANY GROUP, (B) ANY ESTIMATES OF THE VALUE OF THE BUSINESS, THE ASSETS OF THE COMPANY GROUP, (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE ASSETS OF THE COMPANY GROUP AND (D) ANY OTHER DUE DILIGENCE INFORMATION, (II) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES AND (III) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 6.16 SHALL EXPRESSLY SURVIVE THE CLOSING. NOTWITHSTANDING THE FOREGOING, AND FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 6.16 IS INTENDED TO BE INTERPRETED TO, NOR SHALL IT BE INTERPRETED TO OR ACTUALLY, IMPEDE, UNDERMINE, FRUSTRATE, LIMIT OR NULLIFY (X) ANY CLAIMS MADE ON THE BASIS OF OR WITH RESPECT TO ACTUAL FRAUD, OR (Y) ANY RIGHTS, REMEDIES OR RIGHTS AVAILABLE TO ANY BUYER INDEMNITEE HEREUNDER OR UNDER THE R&W POLICY (INCLUDING THE ABILITY TO SEEK OR MAKE CLAIMS, AND RECEIVE PROCEEDS, THEREUNDER).

Article VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (except to the extent waived in whole or in part in writing by Buyer in its sole discretion); provided, that Buyer may not rely on the failure of any condition set forth in this Article VII to be satisfied if such failure has been primarily caused by, or is primarily the result of, Buyer’s failure to comply with its obligations under this Agreement:

7.1            Representations and Warranties. (a) The Company Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date) except, in the case of Section 4.2(a), for any de minimis breaches, and (b) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Material Adverse Effect” or other materiality-based qualifiers) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date) except in the case of clause (b) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers set forth therein) does not, and would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

7.2            Performance. The Company shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Company at or before the Closing.

7.3            Officer’s Certificate. The Company shall have delivered to Buyer at the Closing an officer’s certificate, dated as of the Closing Date, certifying as to the matters set forth in Section 7.1 and Section 7.2.

7.4            Closing Deliverables. The Company shall have delivered, caused to be delivered or be ready, willing and able to deliver to Buyer or the applicable required Person all of the closing deliveries set forth in Section 3.3.

7.5            Orders and Laws. No Order, decree, judgment or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted, issued, promulgated, enforced, entered or adopted that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents.

7.6            Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, expiration or termination of waiting periods (or extensions thereof) imposed under the HSR Act shall have been obtained or made.

7.7            Material Adverse Effect. No Material Adverse Effect shall have occurred since the Execution Date that is continuing as of the Closing Date.

7.8            Employment Offers. Each of Josh Evans and Tyler Beard shall have duly executed and delivered to Buyer his Employment Offer (including all exhibits thereto), and no such Employment Offer shall have been revoked or rescinded as of the Closing.

7.9            Restrictive Covenant Agreements; Subscription Agreements. Each of the (i) Restrictive Covenant Agreements, and (ii) Subscription Agreements shall be in full force and effect as of the Closing Date, with no material default, breach, or repudiation thereof having occurred or been threatened in writing by any party thereto.

If the Closing occurs, all closing conditions set forth in this Article VII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer solely for purposes of this Article VII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the other Transaction Documents after the Closing).

Article VIII
THE COMPANY’S CONDITIONS TO CLOSING

The obligation of the Company to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (except to the extent waived in whole or in part in writing by the Company in its sole discretion); provided, that the Company may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure has been primarily caused by, or is primarily the result of, the Company’s failure to comply with its obligations under this Agreement:

8.1            Representations and Warranties. (a) The Buyer Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date) except for any de minimis breaches, and (b) all other representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date) except in the case of clause (b) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” qualifiers set forth therein) does not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate any transaction contemplated by this Agreement or any Transaction Documents.

8.2            Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

8.3            Officer’s Certificate. Buyer shall have delivered to the Company at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, certifying as to the matters set forth in Section 8.1 and Section 8.2.

8.4            Closing Deliverables. Buyer shall have delivered or caused to be delivered, or be ready, willing and able to deliver, to the Company or the applicable required Person, all of the closing deliveries set forth in Section 3.3.

8.5            Orders and Laws. No Order, decree, judgment or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted, issued, promulgated, enforced, entered or adopted that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents.

8.6            Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, expiration or termination of waiting periods (or extensions thereof) imposed under the HSR Act shall have been obtained or made.

If the Closing occurs, all closing conditions set forth in this Article VIII that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company solely for purposes of this Article VIII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the other Transaction Documents after the Closing).

Article IX
TERMINATION

9.1            Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:

(a)            by mutual written consent of Buyer and the Company;

(b)            by either the Company or Buyer if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment or injunction or any Law shall have been enacted, issued, promulgated, enforced, entered or adopted that permanently enjoins, restrains, prevents, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; provided, that the right to terminate under this Section 9.1(b) shall not be available to a Party if any of the foregoing was caused primarily by the failure of such Party to perform any of its obligations under this Agreement;

(c)            by either the Company or Buyer in the event that the Closing has not occurred on or prior to the Outside Date; provided, that the right to terminate under this Section 9.1(c) shall not be available to (i) a Party if the failure of the Closing to occur on or before the Outside Date was caused primarily by the failure of such Party to perform any of its obligations under this Agreement, or (ii) Buyer, if the Company is entitled to terminate this Agreement pursuant to Section 9.1(f);

(d)            by the Company in the event that there has been a breach or inaccuracy of the representations and warranties set forth in Article V or a failure by Buyer to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Article VIII would not be satisfied; provided, however, that the Company will provide notice to Buyer as soon as practicable after becoming aware of any such breach, inaccuracy or failure of Buyer; and provided further, that if such breach, inaccuracy or failure is curable by Buyer through the exercise of its commercially reasonable efforts then, for up to thirty (30) days (or any shorter period of time that remains between the date Buyer receives written notice of such breach, inaccuracy or failure and the Outside Date) from the date Buyer receives notice of such breach, inaccuracy or failure from the Company, as long as Buyer continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 9.1(d) prior to the earlier of (x) the Outside Date or (y) the end of such 30-day period;

(e)            by Buyer in the event that there has been a breach or inaccuracy of the representations and warranties set forth in Article IV or a failure by the Company to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Article VII would not be satisfied; provided, however, that Buyer will provide notice to the Company as soon as practicable after becoming aware of any such breach, inaccuracy or failure of the Company; and provided further, that if such breach, inaccuracy or failure is curable by the Company through the exercise of commercially reasonable efforts then, for up to thirty (30) days (or any shorter period of time that remains between the date the Company receives written notice of such breach, inaccuracy or failure and the Outside Date) from the date the Company receives notice of such breach, inaccuracy or failure from Buyer, as long as the Company continues to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 9.1(e) prior to the earlier of (x) the Outside Date or (y) the end of such 30-day period; or

(f)            by the Company, upon written notice to Buyer, if all of the conditions to Closing set forth in Article VII have been satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied in writing assuming a Closing would occur), the Company has notified Buyer that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement, and Buyer has failed to consummate the transactions contemplated by this Agreement by the earlier of (i) one (1) Business Day prior to the Outside Date and (ii) the date the Closing should have occurred pursuant to Section 3.2;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 9.1(d), Section 9.1(e) or Section 9.1(f)  if such Party is a Breaching Party at the time this Agreement would otherwise be terminated by such Breaching Party.

9.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate and become void, and the Parties shall have no liability hereunder, except for the provisions of Section 6.2(b), Section 6.3(d), Section 6.4, Section 6.6, Section 6.9, this Section 9.2, Section 9.3, and Article X (other than Section 10.19), and such of the defined terms set forth in Section 1.1 or elsewhere in this Agreement to give context to such Sections and Articles, all of which shall survive and continue in full force and effect indefinitely; provided, however, that notwithstanding the foregoing, a Party shall be entitled to seek all rights and remedies available at Law or in equity for another Party’s Willful Breach or Actual Fraud. For the avoidance of doubt, no termination of this Agreement shall terminate, or otherwise limit or restrict the rights and remedies in or available under, the Confidentiality Agreement.

9.3            Remedies. Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to (i) Section 9.1(c) or Section 9.1(f) and at such time the Company had the right to terminate this Agreement pursuant to Section 9.1(d), or (ii) Section 9.1(d) upon Buyer’s breach of any representation, warranty or covenant contained in this Agreement, then the Company may, at its option, either (x) terminate this Agreement, or (y) seek to obtain in any court of competent jurisdiction injunctive relief to restrain any violation by Buyer of its covenants contained in this Agreement or to seek to compel specific performance by Buyer of one or more of its obligations contained in this Agreement or seek to obtain a money judgment against Buyer for any damage to the Company that may result from any breach by Buyer of any of its representations, warranties or covenants contained in this Agreement.

9.4            Return of Documentation. Upon termination of this Agreement, Buyer shall return to the Company all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by or on behalf of the Company to Buyer in connection with its due diligence investigation of the Company Group and the Assets of the Company Group, and an officer of Buyer shall certify same to the Company in writing.

Article X
MISCELLANEOUS

10.1            No Survival; Sole and Exclusive Remedy. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in Contract or in tort or otherwise, or whether at Law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, if the Closing occurs, this Section 10.1 shall not limit any covenant or agreement of the Parties to the extent such covenant or agreement is required to be performed after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms. Except in the case of (a) any covenant or agreement required to be performed after the Closing or (b) losses resulting from Actual Fraud, Buyer’s sole and exclusive remedy following Closing with respect to the representations and warranties set forth herein or in any Transaction Document shall be the R&W Policy and Buyer, on behalf of itself, its Affiliates and their respective Representatives, hereby fully, unconditionally and irrevocably waives (and discharges and releases the Unitholders and their respective Affiliates and the Company Group, and their respective Representatives for) any and all claims, demands, torts, liens, suits, actions, causes of action, debts, damages, obligations, liabilities and rights whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, now existing or which may hereafter accrue, directly or indirectly, arising out of or related to the transactions contemplated by this Agreement, the Transaction Documents, the Company Group and/or the Business. For the avoidance of doubt, nothing herein, including in this Section 10.1, is intended to nor shall it actually in any way eliminate, limit, impede, nullify or otherwise modify, (x) any of the survival periods contained in the R&W Policy or any right or remedy made available thereunder to any Buyer Indemnitee, nor (y) any remedies made available to any Buyer Indemnitee hereunder, including the ability to bring any claim for or on the basis of or arising from Actual Fraud.

10.2            Governing Law. This Agreement, ANY DISPUTE OR MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, AND THE LEGAL RELATIONSHIP AMONG THE PARTIES, will be governed by, construed, and enforced in accordance with the Laws of THE STATE OF TEXAS, INCLUDING, WITHOUT LIMITATION, LAWS RELATING TO APPLICABLE STATUTES OF LIMITATION AND BURDENS OF PROOF AND AVAILABLE REMEDIES, without regard to choice of law principles that would require the application of the Laws of any other jurisdiction.

10.3          Consent to Jurisdiction. Each Party agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties related to, arising out of or in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby will be in THE TEXAS BUSINESS COURT SITTING IN HOUSTON, TEXAS AND ANY RELATED APPELLATE COURTS; PROVIDED, HOWEVER, THAT IF THE TEXAS BUSINESS COURT IS UNABLE OR UNWILLING OR THE MATTER IN CONTROVERSY CANNOT BE BROUGHT IN THE TEXAS BUSINESS COURT, THE FEDERAL OR STATE COURTS SITTING IN HARRIS COUNTY, TEXAS, WILL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES BETWEEN THE PARTIES RELATED TO, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Nothing in this Section 10.3, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any such disputes. The Parties further agree that the Parties will not bring suit with respect to any such disputes in any court or jurisdiction other than the above specified courts. The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to: (i) the laying of venue of any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in such courts; or (ii) that any such proceeding brought in such courts has been brought in an inconvenient forum. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.4          Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, PROCEEDING OR COUNTERCLAIM ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.5            Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Buyer, the Company, and the Unitholders’ Representative.

10.6          Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.7          Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, or by e-mail and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier, or by e-mail (if delivered prior to 5 p.m. Houston, Texas time or, if thereafter, then as of the next day), or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to the Company (prior to the Effective Time):

c/o HiVolt Energy Holdings, LLC

10 Desta Dr. Suite 350W
Midland, TX 79705
Attention: Josh Evans
Email: [***]

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: Jennie Simmons
Email:         jennie.simmons@troutman.com

If to the Unitholders’ Representative to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

If to Buyer or Merger Sub to:

Archrock Services, L.P.
9807 Katy Freeway, Suite 100
Houston, Texas 77024
E-mail:                 [***]
Attention:          Andrew Gratz, Deputy General Counsel and Assistant Corporate Secretary

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
Attention:            Bryn Sappington; Blake Redwine
Telephone:          (214) 855-7180
Email:      bryn.sappington@nortonrosefulbright.com

blake.redwine@nortonrosefulbright.com

10.8          Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

10.9          Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Parties hereto to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Sections 6.8, 6.12, 10.15, 10.16 or 10.17 in each case, only to the extent such rights are exercised or pursued, if at all, by the Company or Buyer acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person and (b) no Party hereunder shall have any direct liability to any permitted third-party beneficiary, nor shall any permitted third-party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto.

10.10       Entire Agreement. Except for the Confidentiality Agreement, this Agreement (including the Annexes, Schedules and Exhibits attached hereto) and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter.

10.11        Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.12        Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of both Parties and may not be construed against either Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.13       Exhibits and Disclosure Schedule. All Exhibits and Schedules attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. The Company may, at its option, include in the Schedules items that are not material or required by this Agreement and the inclusion of any information (including dollar amounts) in any Schedule shall not be deemed to (i) be an admission or acknowledgment by the Company that such information is required to be listed on such Schedule or is material to or outside the ordinary course of the business of the Company Group, or (ii) establish any standard of materiality or define further the meaning of such terms for purposes of this Agreement. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a Law or breach of Contract). In no event shall disclosure of any matter, fact, occurrence, information or circumstance in the Schedules create any representation, warranty, obligation, covenant, condition, indemnity or agreement that is not contained in this Agreement. The information contained in the Exhibits and Schedules shall be kept confidential by the Parties pursuant to the terms of Section 6.9 and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing any matter, fact, occurrence, information or circumstance in the Schedules, no Party is waiving any attorney-client privilege associated with any such matter, fact, occurrence, information or circumstance, or any protection afforded by the “work product doctrine” with respect to any of the same. An exception, qualification or other disclosure set forth on the Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to another representation, warranty and/or covenant contained in this Agreement, but in each case solely to the extent such exception, qualification or disclosure sets forth facts in sufficient detail so that the relevance of such disclosure is reasonably apparent on its face. Any capitalized terms used in the Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

10.14       Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Either Party’s delivery of any executed counterpart signature page by electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method is as effective as executing and delivering this Agreement in the presence of the other Party, and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

10.15       Privileged Communications. As to all communications among Troutman Pepper Locke LLP, on the one hand, and the Unitholders, the Company Group or their respective Affiliates and Representatives, on the other hand, that relate in any way to the transactions contemplated by this Agreement that constitute attorney-client privileged communications or are otherwise privileged under applicable Law (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to the Unitholders and may be controlled by the Unitholders’ Representative on behalf of the Unitholders after the Closing and shall not pass to or be claimed by Buyer, the Surviving Company, the Company Subsidiaries or any of their respective Affiliates. The Privileged Communications are the property of the Unitholders and the Unitholders’ Representative, and from and after the Closing Date, none of Buyer, the Surviving Company, the Company Subsidiaries or any of their respective Affiliates, nor any Person purporting to act on behalf of Buyer, the Surviving Company, the Company Subsidiaries or any of their respective Affiliates will access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or seek to obtain such Privileged Communications, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Communications prior to the Closing Date, none of Buyer, the Surviving Company, the Company Subsidiaries or any of their respective Affiliates, successors or assigns, may disclose, use or rely on any of the Privileged Communications after the Closing; provided, however, the foregoing shall not restrict the ability of Buyer, the Surviving Company, the Company Subsidiaries or any of their respective Affiliates to challenge the fact that any communication is a Privileged Communication (other than as a result of Buyer becoming the owner of the Surviving Company). The Privileged Communications may be used by the Unitholders or the Unitholders’ Representative and their Affiliates in connection with any dispute that relates in any way to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Surviving Company, the Company Subsidiaries and a third Person (other than a Party to this Agreement or any of such Party’s respective Affiliates) after the Closing, the Surviving Company and the Company Subsidiaries may assert the privilege to prevent disclosure of the Privileged Communications to such third Person; provided, however, that the Surviving Company and the Company Subsidiaries may not, unless required by applicable Law, waive such privilege without the prior written consent of the Unitholders’ Representative. In the event that Buyer, the Surviving Company or the Company Subsidiaries are legally required by order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Unitholders’ Representative in writing (including by making specific reference to this Section 10.15) so that the Unitholders’ Representative can seek a protective order and Buyer agrees to use all reasonable efforts to assist therewith.

10.16        Certain Waivers. Buyer agrees, on its own behalf and on behalf of the Buyer’s Affiliates (including Merger Sub) that, following the Closing, Troutman Pepper Locke LLP may serve as counsel to the Unitholders’ Representative, any Unitholder or any of their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Troutman Pepper Locke LLP of the Company Group prior to the Closing Date. Buyer, on behalf of itself and its Affiliates (including Merger Sub), and the Surviving Company, on behalf of itself and its Affiliates, hereby (a) consents to Troutman Pepper Locke LLP’s representation of the Unitholders’ Representative, any Unitholder or any of their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, and (b) waives any claim each has or may have that Troutman Pepper Locke LLP has a conflict of interest or is otherwise prohibited from engaging in such representation of the Unitholders’ Representative, including any claim based on any representation by Troutman Pepper Locke LLP of the Company Group prior to the Closing.

10.17       Affiliate Liability. Each of the following is herein referred to as a “Non-Recourse Party”: (a) any direct or indirect holder of Equity Interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), or any investment fund organized by or managed by any of the foregoing Persons, (b) any Representative of the Company or any Person who controls the Company, all as prior to the date of this Agreement or (c) any portfolio or operating company of any Person described in clauses (a) or (b) (other than the Company, the Company Group or any Person controlled by the Company or the Company Group). Except as set forth in the last sentence of this Section 10.17, no Non-Recourse Party shall have any liability or obligation to Buyer, its Affiliates or any of their respective members, owners, directors, officers, employees, consultants and permitted assigns (collectively, the “Buyer Group”), of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated herein or therein, and Buyer, for itself and on behalf of the Buyer Group, hereby waives and releases all claims of any such liability and obligation. Except as set forth in the last sentence of this Section 10.17, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to, or arising out of this Agreement, or the negotiation, performance, or consummation of this Agreement, including the other Transaction Documents and the transactions contemplated herein and therein, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 10.17. Notwithstanding anything to the contrary in this Section 10.17 or elsewhere in this Agreement, nothing in this Section 10.17 shall limit, waive or release (i) any claim against any Person (including any Non-Recourse Party) based on, arising out of or relating to Actual Fraud committed by such Person, (ii) any claim against any Person (including any Unitholder) under any Transaction Document to which such Person is a party (including any Letter of Transmittal or Restrictive Covenant Agreement), in accordance with and subject to the terms thereof, (iii) the obligations of any Unitholder or the Unitholders’ Representative expressly set forth in this Agreement, or (iv) any right of subrogation of the R&W Insurer to the extent permitted under the R&W Policy and Section 6.8.

10.18       Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article IX) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other injunctive or equitable relief, without the necessity of proving actual damages or posting of a bond or other security.

10.19       Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

10.20        Designation of the Unitholders’ Representative.

(a)            Designation. Shareholder Representative Services LLC is hereby designated to serve as the representative of the Unitholders (in its capacity as such, the “Unitholders’ Representative”) with respect to the matters expressly set forth in this Agreement and the other Transaction Documents to be performed by the Unitholders’ Representative.

(b)            Authority. By the adoption of this Agreement and the approval of the transactions contemplated hereby, by executing a Letter of Transmittal, and by receiving the benefits thereof, including any consideration payable hereunder, each Unitholder is hereby deemed to have irrevocably appointed Shareholder Representative Services LLC as the Unitholders’ Representative and as such Person’s representative, agent, proxy and attorney-in-fact, as of the Closing, for all purposes of this Agreement, the Escrow Agreement, the Paying Agent Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person’s behalf) (i) to consummate the transactions contemplated hereby, (ii) to pay expenses incurred by such Person or the Unitholders’ Representative in connection with the transactions contemplated hereby, including the negotiation and performance of the Transaction Documents (whether incurred on or after the date hereof), (iii) to calculate any amounts payable to such Person pursuant to any Transaction Document, (iv) to execute such further agreements or instruments of assignment as Buyer shall reasonably request or which the Unitholders’ Representative shall consider necessary or proper to effectuate the transactions contemplated hereby, all of which shall have the effect of binding such Person as if such Person had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Closing Merger Consideration, (vi) to receive notices and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver to any Transaction Document, (viii) to take all other actions to be taken by or on behalf of such Person in connection with the transactions contemplated hereby, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereby and (x) to do each and every act and exercise any and all rights which such Person is permitted or required to do or exercise under the Transaction Documents. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Unitholders’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Person. If, after the execution of this Agreement, any Unitholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Unitholders’ Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Unitholders’ Representative shall be binding upon all of the Unitholders, and no Unitholder shall have the right to object, dissent, protest or otherwise contest the same. The Unitholders’ Representative shall have the right to resign at any time.

(c)            Unitholders’ Representative Holdback. The Unitholders’ Representative Holdback shall be withheld and paid directly to an account maintained by the Unitholders’ Representative as a fund for the fees and expenses of the Unitholders’ Representative incurred in its capacity as such. The Unitholders will not receive any interest or earnings on the Unitholders’ Representative Holdback and irrevocably transfer and assign to the Unitholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Unitholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Unitholders’ Representative Holdback will be treated as having been received and voluntarily set aside by the Unitholders at the time of Closing. Following the completion of the Unitholders’ Representative’s responsibilities, the Unitholders’ Representative will deliver any remaining balance of the Unitholders’ Representative Holdback not utilized for such purposes to the Paying Agent for further distribution to the Unitholders in accordance with their Unitholder Percentages. In the event that the Unitholders’ Representative Holdback is insufficient to satisfy the fees and expenses of the Unitholders’ Representative incurred in its capacity as such, the Unitholders’ Representative shall be entitled to recover any such expenses from any portion of the Adjustment Escrow Amount to be distributed to the Unitholders, if any. The Unitholders’ Representative shall also be entitled to recover any remaining expenses directly from the Unitholders, and the Unitholders’ Representative shall not have any obligation to personally advance funds in connection with the performance of any duties under this Agreement.

(d)            Authority; Indemnification. Buyer shall be entitled to rely on any action taken by the Unitholders’ Representative, pursuant to Section 10.20(b) (each, an “Authorized Action”), and each Authorized Action shall be binding on each Unitholder as fully as if such Person had taken such Authorized Action. Buyer agrees that the Unitholders’ Representative, as the Unitholders’ Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted Actual Fraud. The Unitholders severally in accordance with their respective Unitholder Percentage (provided, that the indemnity provided to the Unitholders’ Representative shall in all cases sum to 100% coverage) shall indemnify, defend and hold harmless the Unitholders’ Representative against any losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is incurred; provided, that if any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Unitholders’ Representative, the Unitholders’ Representative will reimburse the Unitholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Unitholders’ Representative from (i) the funds in the Unitholders’ Representative Holdback and (ii) any other funds that become payable to the Unitholders hereunder when they would otherwise be distributable to the Unitholders; provided, that this does not relieve the Unitholders from their obligation to promptly pay such Representative Losses as they are incurred. The Unitholders’ Representative may, upon receiving notice of a matter reasonably likely to give rise to a Representative Loss (as determined in good faith by the Unitholders’ Representative), withhold from any Unitholders’ Representative Holdback distribution an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will the Unitholders’ Representative be required to advance its own funds on behalf of the Unitholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations elsewhere in this Agreement on the Unitholders’ liability, indemnification obligations, or recourse against non-parties do not apply to the indemnities provided to the Unitholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Unitholders’ Representative or the termination of this Agreement.

(e)            Duties of the Unitholders’ Representative. The Unitholders’ Representative shall have only the duties expressly stated in the Transaction Documents, and shall have no other duty, express or implied. The Unitholders’ Representative is not, by virtue of serving as Unitholders’ Representative, a fiduciary of any Unitholder or any other Person. The Unitholders’ Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Company or any other Person. The Unitholders’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(f)            Exculpation. The Unitholders’ Representative shall not be liable to any Unitholder for any action taken or omitted by it or any agent employed by it under any Transaction Document or any related agreement, except to the extent that such action or omission is found by a final order of a court of competent jurisdiction to have constituted Actual Fraud. The Unitholders’ Representative shall not be liable to any Unitholder for any apportionment or distribution of the Transaction Consideration except to the extent that such apportionment or distribution is found by a final order of a court of competent jurisdiction to have constituted Actual Fraud. Neither the Unitholders’ Representative nor any agent employed by it shall incur any liability to any Unitholder relating to the performance of its other duties hereunder or under any related agreement, except to the extent that the Unitholders’ Representative is found by a final order of a court of competent jurisdiction to have committed Actual Fraud in connection therewith. The Unitholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel.

10.21            No Limitations on R&W Policy and Actual Fraud. Notwithstanding any provision of this Agreement to the contrary (including this Article X), nothing in this Agreement or any other Transaction Document shall, nor is it the Parties’ intention to, (i) limit, restrict, frustrate, undermine or impede the rights of the Buyer or any Buyer Indemnitee under the R&W Policy, (ii) limit, restrict, frustrate, undermine or impede any Person’s right to seek and obtain any equitable remedy to which any Person shall be entitled, including the remedy of specific performance as set forth herein, nor (iii) affect the rights and remedies of any Person with respect to claims made on the basis of, or otherwise arising from, Actual Fraud. For the avoidance of doubt, a Buyer Indemnitee’s failure to recover any amounts from any third party (including the R&W Insurer) shall not impede, restrict or limit such Buyer Indemnitee’s rights under this Agreement. Each Unitholder (on behalf of itself and its Affiliates) agrees that nothing in this Article X is intended to nor shall it require that any Buyer Indemnitee be obligated to pursue any claim for any losses or other liabilities under the R&W Policy, and nothing herein shall (x) require any Buyer Indemnitee to commence any claim, suit or other proceeding to recover proceeds under the R&W Policy, including before seeking any recovery from the Seller Parties (in the case of Actual Fraud) under the remedies set forth in this Agreement or any other Transaction Document, nor (y) relieve any Person of any obligation hereunder (including with respect to Actual Fraud).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

COMPANY:

HIVOLT ENERGY HOLDINGS, LLC

By:	/s/ Joshua W. Evans
Name:	Joshua W. Evans
Title:	President & CEO

UNITHOLDERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Emily Chahede
Name:	Emily Chahede
Title:	Associate Attorney

Signature Page to Agreement and Plan of Merger

BUYER:

ARCHROCK SERVICES, L.P.

By:	/s/ D. Bradley Childers
Name:	D. Bradley Childers
Title:	President and Chief Executive Officer

MERGER SUB:

Project Avengers 2026 Merger Sub, LLC

By:	/s/ D. Bradley Childers
Name:	D. Bradley Childers
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of CERTIFICATE OF MERGER

[attached]

Exhibit B

FORM OF ESCROW AGREEMENT

[attached]

Exhibit C

R&W POLICY COMMITMENT

[attached]

Exhibit D

FORM LETTER OF TRANSMITTAL

[attached]

Exhibit E

FORM OF PAYING AGENT AGREEMENT

[attached]

Exhibit F

FORM OF EMPLOYEE INCENTIVE PROGRAM DOCUMENTS

[attached]

ANNEX 1

ILLUSTRATIVE NET WORKING CAPITAL

[attached]

ANNEX 2

ACCOUNTING PRINCIPLES

[attached]